    As filed with the Securities and Exchange Commission on January 20, 1998.

                                                      Registration No. 333-33597

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   --------


                                 POST-EFFECTIVE
                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933


                          DAYTON GENERAL SYSTEMS, INC.
                 (Name of small business issuer in its charter)

       Pennsylvania                     7372                    31-1551295
(State or other jurisdiction (Primary Standard Industrial   (I.R.S. Employer
     of incorporation)        Classification Code Number) Identification Number)

                              2492 TECHNICAL DRIVE
                             MIAMISBURG, OHIO 45342
                                 (937) 847-7800
                          (Address and telephone number
         of principal executive offices and principal place of business)

                                 THOMAS C. HAAS
                          DAYTON GENERAL SYSTEMS, INC.
                              2492 TECHNICAL DRIVE
                             MIAMISBURG, OHIO 45342
                                 (937) 847-7800
                                 (Name, address
                              and telephone number
                              of agent for service)

                                   COPIES TO:


         TIMOTHY E. HOBERG, ESQ.                 CHARLES F. HERTLEIN, JR., ESQ.
         Taft, Stettinius & Hollister LLP        Dinsmore & Shohl LLP
         1800 Star Bank Center                   1900 Chemed Center
         425 Walnut Street                       255 East Fifth Street
         Cincinnati, Ohio  45202                 Cincinnati, Ohio  45202
         (513) 381-2838                          (513) 977-8200


               APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after this registration statement becomes effective.

                                   ----------

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ___________

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ] ___________

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                     ---------------------------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED JANUARY 20, 1998


         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                          DAYTON GENERAL SYSTEMS, INC.

                                  900,000 UNITS
                                 $10.00 per Unit
                             Each Unit Consisting of
                           Two Shares of Common Stock
                      and One Common Stock Purchase Warrant


         Dayton General Systems, Inc. (the "Company") is offering for sale a minimum of 550,000 Units and, together with certain shareholders of the Company (the "Selling Shareholders"), a maximum of 900,000 Units (the "Offering"). The per Unit offering price is $10.00. Each Unit consists of two shares of the Company's common stock, no par value (the "Common Stock"), and a warrant (the "Warrant") to purchase one share of Common Stock at an exercise price of $6.50 per share. The Common Stock and Warrants will be separately transferable upon completion of the Offering. The Warrants will be exercisable for a period of five years from the date of this Prospectus.


         After the sale of the initial 550,000 Units, an additional 350,000 Units will be offered ratably by the Company, which is offering up to 332,000 additional Units, and the Selling Shareholders, who are offering up to 18,000 Units (the "Selling Shareholders' Units"). See "Selling Shareholders." The Warrants included in the Selling Shareholders' Units will be issued by the Company, and the Selling Shareholders will reimburse the Company at the rate of $0.10 per Warrant sold. The Company will not receive any other proceeds from the sale of the Selling Shareholders' Units; however, the Company will receive proceeds from the exercise, if any, of the Warrants included in the Selling Shareholders' Units. See "Use of Proceeds."


         The Offering is being made on a "best efforts" basis through J. V. Delaney & Associates (the "Underwriter"). Prior to the Offering there has been no public market for the Company's securities. The initial public offering price of the Units and the exercise price and other terms of the Warrants have been arbitrarily determined by negotiation between the Company and the Underwriter and are not necessarily related to or indicative of the Company's assets, book value, financial condition or any other recognized criteria of value. Application has been made for quotation of the Common Stock and Warrants on The Nasdaq SmallCap Market ("Nasdaq") under the proposed symbols DGSY for the Common Stock and DGSYW for the Warrants. See "Description of Securities" and "Underwriting." Nasdaq has granted approval to the listing conditioned on the Company meeting its quantitative and qualitative listing criteria at the conclusion of the Offering.


                                   ----------

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 10.

                                   ----------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
           ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

=====================================================================================================
                                    Underwriting   Proceeds to the Company   Proceeds to Selling
                 Price to Public   Commissions(1)           (2)                Shareholders(3)
-----------------------------------------------------------------------------------------------------
Per Unit             $10.00            $1.00               $9.00                    $9.00
-----------------------------------------------------------------------------------------------------
Total Minimum      $5,500,000         $550,000           $4,950,000                  ---
-----------------------------------------------------------------------------------------------------

Total Maximum      $9,000,000         $900,000           $7,938,000               $162,000
-----------------------------------------------------------------------------------------------------

                          (See Notes on following page)


         During the Offering, all subscription amounts will be held in escrow with the National Bank of Southern California (the "Escrow Agent"). Unless extended, the Offering will begin on the date of this Prospectus and end on __________, 1998, which is 90 days after the date of this Prospectus. The Offering may be extended for up to an additional 90 days, or until __________, 1998, by the mutual agreement of the Company and the Underwriter. In either case, the Offering is subject to an additional 10-day extension solely to permit the clearance of previously received funds.

         If paid and cleared subscriptions for 550,000 Units are not obtained within the maximum 190- day Offering period, all escrowed funds will be returned promptly to subscribers, without deduction and with interest at the rate of 6 1/2% per annum from the date of deposit with the Escrow Agent.


         If paid and cleared subscriptions for at least 550,000 Units are received prior to the expiration of the Offering period, the Offering will continue until the earliest of (i) the date on which it is fully subscribed,
(ii) the date on which it is terminated by the Company prior to being fully subscribed or (iii) the end of the maximum 190-day Offering period. In any such case, the Offering will be closed promptly following the date on which it terminates. At the time of closing all escrowed funds will be released to the Company (the "Escrow Release Date"), and certificates for the Common Stock and Warrants will be available for delivery. In addition to their certificates, investors will receive interest at the rate of 6 1/2% per annum from the date of deposit with the Escrow Agent. See "Underwriting."


         SUBSCRIPTIONS MAY NOT BE WITHDRAWN OR CANCELLED DURING THE OFFERING.

         The Company and the Underwriter each have the right to reject any subscription, in whole or in part, for any reason including, among other possible reasons, because the Offering has not been qualified for sale in the subscriber's jurisdiction or the Offering is oversubscribed. The Offering also may be cancelled without notice.



                            J.V. Delaney & Associates
                               Established in 1981
                        (714) 720-0063; jvdmoney@aol.com

                 The date of this Prospectus is January __, 1998

                                      Notes
                                      -----


(1) Two points (2%) of the commissions payable to the Underwriter have been denominated as an investment banking fee. Does not reflect additional compensation to be received by the Underwriter in the form of the grant of warrants (the "Underwriter's Warrants"), at a price of $.0005 per Warrant, to purchase up to 90,000 Units, at 165% of the initial public offering price per Unit, exercisable for a period of four years beginning one year from the date of this Prospectus. Additionally, the Company has agreed to indemnify the Underwriter against certain liabilities under the Securities Act of 1933 (the "Securities Act"). See "Underwriting."



(2) Before deducting offering expenses payable by the Company estimated at $250,175 and a non-accountable expense allowance of between $57,250 (if the minimum number of Units is sold) and $107,050 (if the maximum number of Units is sold) payable to the Underwriter by the Company, of which $57,250 has been advanced by the Company, and before deducting offering expenses payable by the Selling Shareholders proportionate to the number of shares sold by them. Excludes proceeds of $0.10 per Warrant, up to a maximum of $1,800, payable by the Selling Shareholders to the Company. See "Underwriting."


(3) Before deducting $0.10 per Warrant, up to a maximum of $1,800, payable by the Selling Shareholders to the Company.


-------------------------------

         The Company intends to distribute to its shareholders annual reports containing financial statements audited by an independent public accounting firm and quarterly reports containing unaudited financial information for each of the first three quarters of each fiscal year.

         This Prospectus makes reference to the trademarks of other companies. LonWorks(R), LON(R), LonBuilder(R) and Neuron(R) are trademarks of Echelon Corporation registered in the United States and other countries. Windows(R) and Windows NT(R) are registered trademarks of Microsoft Corporation. MFC(R) is a registered trademark of Lis Holdings Limited. QNX(R) is a registered trademark of Quantum Software Systems, Ltd. Pentium(R) is a registered trademark of Intel Corporation. UNIX(R) is a registered trademark of Unix System Laboratories, Inc. VMS(R) is a registered trademark of Digital Equipment Corporation.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety and should be read in conjunction with the more detailed information and Financial Statements and the Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus has been adjusted to give effect to a 1,000-for-1 split of the Company's Common Stock in connection with the Company's re-incorporation in the Commonwealth of Pennsylvania on October 9, 1997. As used in this Prospectus, the term the "Company" or "DGS" means Dayton General Systems, Inc. unless the context indicates otherwise.

                                   THE COMPANY

         The Company has its origins in the Controls Division of the General Motors Corporation. In March 1993, Mr. Thomas C. Haas, former Treasurer of Tomkins Corporation, the holding company for the U.S. operations of Tomkins PLC (Philips Industries, formerly a Fortune 500 company, Smith & Wesson and Murray
Ohio) incorporated DGS, Inc., which purchased the assets which now comprise the Company. See "History of the Company." DGS's profitable core business has been designing, building, installing and servicing state-of-the-art computerized building automation systems. These systems monitor and control heating, air conditioning, ventilation, lighting, fire detection, security, indoor air quality, water processing and other facility functions. DGS markets a combination of these products and services to the facilities management industry. DGS's systems are currently installed in high-rise buildings, manufacturing facilities, wastewater treatment plants and educational institutions, including the General Motors Building in New York City and the entire University of Pennsylvania. See "Business - Products:
Building Control Products."

         Although DGS plans to continue servicing its installed base of building automation systems, it has recently changed its focus to becoming a software technology solution provider to an emerging segment of the control and automation industry marketplace. Company management has identified a major technological revolution from closed control systems, where customers were "locked in" to one vendor's control devices, to open control systems, where customers decide which mix of vendors' devices they will use in their control or automation systems. See "Business Industry Overview: The Old Technology" and "--: The New Technology."

         A driving force in this technology revolution is the development by Echelon Corporation of its LonWorks control network, forming the foundation of an open control system. At the heart of this network is the Neuron C computer chip developed by Echelon. The Neuron C chip includes three dedicated microprocessors, integrated input and output hardware and drivers and internal timers for real-time control. It is programmed in high-level (Neuron C) programming language. Lonworks Network Services ("LNS") architecture provides the functionality of the LonWorks control network and allows maintenance, control and multiple non-proprietary device access to the network. See "Business
- Industry Overview: LonWorks Control Network."

         Configuration of the network, however, currently requires knowledge of the programming language Neuron C. Coding a control application in Neuron C (a derivative of ANSI C) requires that the configuration engineer be trained as a programmer and/or a programmer be trained as an engineer. The control function calls and variable passing routines for the application have to be written for each individual control scheme and then debugged. This adds expense and delay. DGS estimates that a programmer using Neuron C language to develop a building automation solution or application with LonWorks technology will devote approximately 25% of the total project time to program coding, 25% to documentation of the application and as much as 50% to code debugging. See "Business - Industry Overview: The LonWorks Network Services."

         In response, DGS has developed a complementary graphical programming tool, VisualControl, which can reduce project development time by over 75%. VisualControl significantly simplifies access to, monitoring and modification of, the LNS architecture functions.


         The commercial value of VisualControl necessarily derives from LNS architecture. LNS technology was commercially released in April 1997. DGS believes that, as of January 1998, VisualControl is the only product of its type to work with LNS.


         VisualControl saves time, manpower and money in the implementation of LonWorks technology by eliminating the need to program. VisualControl provides control product designers, systems integrators (SIs) and end users a Windows 95 and Windows NT operating environment for configuring the control network. VisualControl includes standard IEC-1131 device blocks that allow the engineer to view the control scheme from a familiar blueprint or schematic diagram.

         DGS is not aware of any comparable commercialized software product designed for control network technology product development that (i) functions as a network/Windows NT graphical user interface, (ii) generates user defined control strategies or modifications and (iii) functions as a control network management tool. Although it may be possible to develop software with the multiple functionality described above, DGS is not aware of any software which has been created specifically for LonWorks control networks or products in the precise manner of the VisualControl software.

         VisualControl also permits Local Operating Network ("LON") configuration without knowledge of Neuron C. VisualControl virtually eliminates the possibility of syntax errors, compiles the network devices, configures the variable passing routines and self documents the application.

         Additionally, DGS believes VisualControl can alleviate the numerous problems that designers, contractors and end-users can typically encounter in the development of control network design by materially enhancing the functionality and reliability of control application products.

         DGS believes that VisualControl's features make it a significant add-on product for use by the control industry. Additionally, DGS believes that original equipment manufacturers (OEMs), control product developers, value added resellers (VARs), systems integrators (SIs) and end users of LonWorks systems can improve the overall functionality of their applications with the VisualControl technology set. DGS has also developed other new software products. See "Business - Industry Overview: VisualControl" and "Business -
Products: VisualControl."

         DGS believes it can become a major player in the building control and industrial automation industry by marketing its new product -- VisualControl, developing other software products and acquiring other companies.

                                       THE OFFERING



Units Offered by the                  550,000 Units if the minimum number of
Company.............................. Units is sold or 882,000 Units if the maximum number of Units is sold. Each Unit consists of two shares of Common Stock and one Warrant. The Common Stock and Warrants will be separately transferable upon completion of the Offering. See
                                      "Description of Securities."


Units Offered by the Selling          Up to 18,000 Units (to be sold only after
Shareholders......................... the minimum number of Units is sold). The
                                      Warrants included in these Units will be issued by the Company.



Offering Price....................... $10.00 per Unit

Warrants............................. Each Warrant will be exercisable to purchase one share of Common Stock, at a price of $6.50, for a period of five years from the date of this Prospectus. See "Risk Factors" and "Description of Securities."

Common Stock Outstanding
Prior to the Offering (1)............ 1,281,286 shares

Common Stock to be Outstanding
after the Offering if the
Minimum Number of Units is
Sold (1)(2).......................... 2,381,286 shares

Common Stock to be Outstanding
after the Offering if the
Maximum Number of Units is
Sold (1)(3).......................... 3,045,286 shares

Warrants to be Outstanding if the
Minimum Number of Units is
Sold (1)(2).......................... 550,000

Warrants to be Outstanding if the
Maximum Number of Units is
Sold (1)(3).......................... 900,000

Use of Proceeds...................... The Company intends to use the net proceeds of this Offering to establish
                                      sales, marketing and distribution
                                      infrastructure for its software products, for research and development, to purchase additional computer hardware and software, for potential acquisitions and for working capital. See "Use of Proceeds."

Risk Factors........................  An investment in the Units involves a high degree of risk and immediate substantial dilution. See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers of the Units.

Federal Income Tax Considerations...  For certain federal income tax considerations which may be applicable to purchasers in the Offering, see "Certain Federal Income Tax Considerations."

Proposed Nasdaq SmallCap Market       Common Stock: DGSY
Symbols.............................  Warrants: DGSYW




---------------
(1) Excludes 50,000 shares of Common Stock issuable upon exercise, at a price of $0.90 per share, of outstanding warrants issued to two shareholders of the Company (the "1996 Warrants"), 13,229 shares of Common Stock issuable upon exercise, at a price of $4.95 per share, of outstanding warrants issued to the Underwriter as compensation for assisting the Company in privately placing shares of Common Stock (the "Broker's Warrants") and 175,000 shares of Common Stock issuable upon exercise of outstanding stock options. See "Capitalization."


(2) Excludes 110,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants, 55,000 shares of Common Stock issuable upon exercise of the Warrants included in the Underwriter's Warrants and 75,000 shares of Common Stock issuable upon exercise of stock options to be granted on or after completion of the Offering. See "Management-Stock Option Plan" and "Underwriting."



(3) Excludes 180,000 shares of Common Stock issuable upon exercise of the Underwriter's Warrants, 90,000 shares of Common Stock issuable upon exercise of the Warrants included in the Underwriter's Warrants and 75,000 shares of Common Stock issuable upon exercise of stock options to be granted on or after completion of the Offering. See "Management-Stock Option Plan" and "Underwriting."

                          SUMMARY FINANCIAL INFORMATION



                                              Year ended December 31,               Nine months ended September 30,
                                              -----------------------               -------------------------------

                                              1995               1996                  1996                  1997
                                              ----               ----                  ----                  ----

STATEMENT OF OPERATIONS
DATA:

Revenues                                   $799,664           $814,629                $601,968           $611,553

Gross profit                               $524,929           $545,998                $398,088           $389,902

Operating income (loss)                    $  6,635           $ 12,023                 $16,718          $(229,154)(1)

Income (loss) before taxes                 $  8,992           $ 14,301                 $17,203          $(228,902)(1)

Net income (loss)                          $  8,992           $ 14,301                 $17,203          $(228,902)(1)

Net loss per common share                                                                                  $(0.17)

Pro forma net income(2)                    $  6,992           $ 11,301                 $13,703

Pro forma net income per
common share(3)                            $   0.01           $   0.01                 $  0.01

Weighted average common
shares outstanding(4)                     1,344,569          1,345,895               1,344,569          1,377,033



                                                             September 30, 1997
                                            ----------------------------------------------------

                                                                        Pro Forma(5)
                                                                --------------------------------
BALANCE SHEET DATA:                          Actual                 Minimum           Maximum
                                             ------                 -------           -------

Working capital                             $127,115               $4,770,115       $7,708,115

Total assets                                $625,580               $5,018,580       $7,956,580

Long term debt                                   ---                      ---           ---

Shareholders' equity                        $242,365               $4,885,365       $7,823,365



---------------------------


(1) Includes a total of $235,000 of costs associated with the Company's strategic decision to emphasize its software development activities, consisting of approximately $124,000 in legal, audit and financial consulting expenses and approximately $24,000 in marketing and related costs incurred in connection with the Company's corporate financing plan, approximately $71,000 of expenses associated with a new marketing executive and other additional employees, and $16,000 in amortization of capitalized software costs.

(2) Prior to December 20, 1996, the Company had elected to be taxed as an S-Corporation under Section 1362 of the Internal Revenue Code. As a general matter, an S-Corporation does not pay federal or state income taxes since its shareholders are liable to pay federal and state taxes on their proportionate shares of the Company's federal and state taxable income allocable to them. For purposes of this presentation, federal and state income taxes have been calculated at an effective rate of 20% for the years ended December 31, 1995 and 1996, and for the nine months ended September 30, 1996, as if the Company was a C-Corporation for these periods.
         See Note M to the financial statements.

(3) Pro forma net income per common share is calculated using weighted average common shares outstanding. See Note A-12 to the financial statements.

(4) Includes adjustments for the effect of recently issued shares of Common Stock for consideration below the initial public offering price and for options and warrants with exercise prices below the initial public offering price. Such Common Stock, options and warrants are treated as outstanding for all periods presented using the treasury stock method in determining the dilutive effect of the issuances and warrants. See Note A-12 to the financial statements.

(5) Adjusted to reflect the Offering and the use of the Company's net proceeds from the Offering, after deducting underwriting commissions and other estimated offering expenses payable by the Company including the Underwriter's expense allowance. See "Use of Proceeds," "Capitalization" and Notes E and L to the financial statements.

                                  RISK FACTORS


         An investment in the securities offered by this Prospectus involves a high degree of risk. Accordingly, prospective investors should consider carefully the following risk factors, in addition to other information concerning the Company and its business contained in this Prospectus, before purchasing the Units offered.

         RECENT TRANSITION TO NEW LINE OF BUSINESS. Since 1993, the Company has operated primarily as a manufacturer, designer, installer and servicer of building automation systems and hardware. In the last quarter of 1995, the Company made a strategic decision to develop and market software that facilitates the design and implementation of control networks. The Company is now in the early stages of introducing its VisualControl product line, a software application tool designed to ease the use of Echelon Corporation's LonWorks control platform. The Company's strategy is to increase substantially the percentage of its revenues derived from this internally developed software product line. Implementation of the plan will be subject to all the problems, delays, expenses and risks inherent in establishing a new business enterprise, and there can be no assurance that the Company will succeed in this strategy. The market for this product line is new. If the market fails to develop, if it develops more slowly than expected or becomes saturated with competitors, or if the Company's product line does not achieve market acceptance, the Company's business, operating results and financial condition will be materially adversely affected.


         RECENT LOSS; RISKS OF ASSUMPTIONS. While the Company has operated profitably in recent years, it incurred a loss of approximately $229,000 during the first nine months of 1997 as it focused its marketing efforts on its VisualControl product line and other new software products. The Company anticipates a net loss for the full fiscal year 1997 of approximately $325,000. The Company also expects operating losses to continue at least through 1998 as it builds its base of customers for Visual Control. The Company has formulated its business plan and strategies based on assumptions of the gross revenue that can be generated over a three year period through the unit sales of software into an emerging marketplace. These assumptions are based on numerous factors, some of the most important of which are outside the Company's control. There can be no assurance that these assessments will prove to be correct.


         PRODUCT DEVELOPMENT RISKS. The substantial costs incurred to develop new software products together with the length of time necessary to complete such products may result in products that are no longer competitive or that no longer address customer needs. Further, announcement of new Company products may cause customers to defer purchases of existing Company software products and may necessitate substantial modifications to other products under development. Additionally, it is common for complex software programs such as the Company's to contain undetected errors when first released which are discovered only after the product has been used over time with different computer systems and in varying applications and environments. If the Company fails to release commercially viable versions of its products, if customers experience significant problems with implementation of these products or are otherwise dissatisfied with their functionality or performance, or if the products fail to achieve market acceptance for any other reason, the Company's business, operating results and financial condition will be materially adversely affected.

         DEPENDENCE ON A SINGLE LINE OF PRODUCTS. For the foreseeable future, the Company will be dependent upon the sales of a single software tool product line, consisting of various applications, to generate forecasted revenue growth. The Company currently has no other product line or service which will support significant growth.

         DEPENDENCE ON ECHELON LONWORKS AND MICROSOFT WINDOWS. The Company's VisualControl product line is a software application tool for Echelon Corporation's LonWorks as used on Microsoft Corporation's Windows operating systems. VisualControl incorporates certain technology which the Company licenses from Echelon. See Note J to the financial statements. The Company currently is certified by Echelon Corporation as a LonWorks Independent Developer. There can be no assurance that this relationship will continue, that Echelon will continue to license its technology to the Company, that Echelon will continue to support the LonWorks product lines or that the Company will have access to any enhancements. In addition, there can be no assurance that Echelon will not significantly alter its pricing in a manner adverse to the Company.


         The Company's success currently is dependent on the anticipated use and acceptance of the Echelon Corporation's LonWorks architecture and, derivatively, the continued widespread acceptance of Microsoft's Windows 95 and Windows NT. Although the LonWorks control platform has received favorable industry comment, it has not yet been widely implemented in the control network market segment. While Windows operating systems are currently widely used, other companies have developed or are developing other operating systems that compete, or will compete, with Windows. In the event that LonWorks fails to achieve market acceptance or any of these alternative operating systems becomes widely accepted, demand for the Company's products could be adversely affected. In addition, Echelon or Microsoft could introduce an enhanced control platform or operating system to replace LonWorks or Windows or could incorporate some or many of the key features of the Company's design control products in a new version of their respective platforms and operating systems, thereby eliminating the need for users to purchase the Company's products. Any of the negative developments discussed in this section may have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Products."


         BROAD DISCRETION IN APPLICATION OF PROCEEDS. Approximately 25% of the estimated net proceeds from this Offering have been allocated to potential acquisitions, working capital and general corporate purposes. The Company intends to pursue acquisitions of software businesses or technology that complement its existing automation and control software products. Should the opportunity arise, the Company would consider acquisitions from parties with which the Company's executive officers and directors are affiliated if such acquisitions could be made on terms favorable to the Company. See "Certain Transactions." The Company currently has no commitments, proposals, arrangements or understandings with respect to future acquisitions. Accordingly, the Company's management will have broad discretion as to the application of the proceeds of the Offering. See "Use of Proceeds."


         ANTICIPATED DECLINE IN SOFTWARE PRICES AND GROSS MARGINS. Software products are subject to price pressures over their life cycles that result in price declines and reductions in gross profit margins. Reductions in profit margins for existing and new software products can be expected to occur if the Company succeeds in increasing its penetration of the control design marketplace. See "Business--Products."

         COMPETITION. The market for software application tool products is intensely competitive. Competing products can be expected to be introduced by companies with significantly greater financial, technical, research and development and marketing resources than the Company and by other software development companies. These companies may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, sale and support of their products, than the Company. The Company cannot assure that it will be able to compete effectively in this environment. See "Business--Competition."

         RAPID TECHNOLOGICAL CHANGE. The control design technology systems market is characterized by rapid technological change, changing customer needs, frequent new software product introductions and evolving industry standards. The Company believes that its future success will depend upon its ability to enhance its current product line and to develop and introduce new software product lines that keep pace with technological developments and emerging industry standards. The introduction of competing products embodying new technologies and the emergence of new industry standards could render the Company's existing product line obsolete and unmarketable. Accordingly, the Company anticipates that significant amounts of future revenue will need to be derived from product enhancements and new products. If the Company is unable to develop and introduce product enhancements and new products in a timely and cost-effective manner in response to changing market conditions or customer requirements, the Company's business, operating results and financial condition will be materially and adversely affected.

         PRODUCT DEFECTS. The Company's software products are highly complex and sophisticated and could, from time to time, contain design defects or software errors that are difficult to detect and correct. In addition, implementation of the Company's products generally involves a significant amount of customer-specific customization, as well as integration with systems developed by third parties. Difficulties relating to the integration of the Company's products with other hardware or software in the customer's environment may arise that are unrelated to defects in the Company's products. Any such defects, errors or difficulties may cause delays in product introductions and shipments, result in increased costs and diversion of development resources, require design modifications or impair customer satisfaction with the Company's products.

         PRODUCT LIABILITY. The Company's products may be used by its customers to perform critical functions. As a result, design defects, software errors, misuse of the Company's products, incorrect data from external sources or other potential problems within or out of the Company's control could result in financial or other damages to the Company's customers. The Company does not maintain product liability insurance. Although the Company's license agreements with its customers contain provisions designed to limit the Company's exposure to potential claims as well as any liabilities and costs arising from such claims, such provisions may not effectively protect the Company. Any such claim could have a material adverse effect upon the Company's business, operating results and financial condition.

         DEPENDENCE ON PROPRIETARY TECHNOLOGY. The Company's success and ability to compete is dependent in part upon its proprietary technology, including its software source codes. The Company presently has no registered trademarks or copyrights and no patents, nor does it have any applications pending. The Company relies on a combination of trade secret and nondisclosure law, which may afford only limited protection. The Company is aware that unauthorized copying occurs within the industry. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Despite the Company's efforts to protect its proprietary rights, unauthorized parties, including customers who receive listings of the source code for the Company's products pursuant to the terms of their license agreements with the Company, or former employees of the Company, may attempt to reverse engineer or copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. As a result, there can be no assurance that unauthorized use of the Company's technology may not occur. See "Business--Patents, Trademarks & Copyrights."

         PROPRIETARY TECHNOLOGY INFRINGEMENT. In the future the Company may receive notices claiming that it is infringing the proprietary rights of third parties and may become the subject of infringement claims or legal proceedings by third parties with respect to current or future products. Any such claim could be time consuming, result in costly litigation, cause product shipment delays or force the Company to enter into royalty or license agreements rather than dispute the merits of such claims and have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Patents, Trademarks & Copyrights."

         DEPENDENCE ON KEY EMPLOYEES. The Company's success is largely dependent on the continued services of certain key members of management, particularly Thomas C. Haas, the Company's Chief Executive Officer. The Company does not have employment agreements with any of its key employees. Although the Company is the beneficiary of a $500,000 insurance policy on the life of Mr. Haas (to be increased to $1 million), there can be no assurance that this insurance will be available in the future or that it would be adequate to compensate the Company for the loss of his services. The loss of Mr. Haas could have a material adverse effect on the Company's business, operating results or financial condition. The loss of several other key employees simultaneously or within a relatively short period of time also could have such an effect. See "Management."

         COMPETITIVE MARKET FOR TECHNICAL PERSONNEL. The Company is heavily dependent upon its ability to attract, retain and motivate skilled technical and managerial personnel, especially highly skilled engineers involved in ongoing product development and consulting personnel who assist in the license and implementation of the Company's product line. In particular, the Company's ability to install, maintain and enhance its software product line is substantially dependent upon its ability to locate, hire and train qualified software engineers. The market for such individuals is intensely competitive. Given the critical role of the Company's product development and consulting staffs, the inability to recruit successfully or the loss of a significant part of its product development or consulting staffs would have a material adverse effect on the Company. The software industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. The Company may not be able to retain its current personnel, or be able to attract the personnel necessary to effectuate the Company's business plan.

         MANAGEMENT OF GROWTH. If the Company's products are successful, it expects to experience growth which will impose significant pressure on operating procedures, financial resources, information systems and employees. The Company will need to increase its software production capacity and research and development expenditures, expand its sales initiatives and increase its workforce. The Company's business, results of operations and financial condition could be adversely affected if it is unable to plan and manage anticipated growth effectively. See "Business--Business Strategy."

         RISKS ASSOCIATED WITH ACQUISITION STRATEGY. The Company's strategy also is to grow through the acquisition of companies that will complement its existing operations or provide it with an entry into new markets. Growth through acquisitions involves substantial risks, including the risk of improper valuation of the acquired business and the risk of inadequate integration. Suitable acquisition candidates may not be available, the Company may not be able to complete desired acquisitions and future acquisitions may not produce returns that justify the Company's investment.

         The Company may finance future acquisitions with cash from operations or additional equity or debt financings. The issuance of additional Common Stock to finance acquisitions may result in substantial dilution to existing shareholders. Any debt financing could significantly increase the Company's leverage and involve restrictive covenants which limit the Company's operations. See "Management's Discussion and Analysis or Plan of Operations--Liquidity and Capital Resources."

         If the Company is successful in acquiring additional businesses, the Company may experience a period of rapid growth which could place significant additional demands on the Company's management, resources and management information systems. The Company's failure to manage any such rapid growth effectively could have a material adverse effect on the Company's business, operating results and financial condition.

         POSSIBLE NEED FOR ADDITIONAL CAPITAL. The Company currently anticipates that the proceeds of the Offering, together with forecasted cash flow from operations, will be sufficient to finance operations for twenty-four months. However, the Company may encounter unforeseen expenses or difficulties that deplete its capital resources more rapidly than anticipated and require the Company to seek additional financing. There can be no assurance that additional capital will be available to the Company, either at all or on acceptable terms, if and when required, or that such additional capital would not result in substantial dilution of the equity interest of existing shareholders.

         UNDERWRITER'S LIMITED UNDERWRITING EXPERIENCE; RIGHT TO DESIGNATE DIRECTORS. While the Underwriter has significant experience in corporate financing and the private placement of securities, the Underwriter has not previously underwritten any public offering. Accordingly, the Underwriter's lack of public offering experience may affect the Offering and the subsequent development of a trading market, if any, in the securities of the Company.

         The Company has granted to the Underwriter the right to designate two members of the Company's Board of Directors for a period of three years from the date of this Prospectus or, in the alternative, to designate two persons to serve as advisors to the Board (subject to approval by the Board). To date, the Underwriter has not designated any members of the Company's Board of Directors or designated any persons to serve as advisors to the Board. If the Underwriter should exercise its right to designate members of the Board, there can be no assurance that these persons would work harmoniously with the Company's other directors and management or that disputes over Company goals and strategies would not result. See "Underwriting."

         POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company's quarterly results are subject to fluctuations from a wide variety of factors including, but not limited to, new product introductions, domestic and international economic conditions, customer budgetary considerations, the timing of product upgrades and customer support agreement renewal cycles. As a result of the foregoing factors, the Company's operating results for any quarter are not necessarily indicative of results for any future period.

         ARBITRARY DETERMINATION OF OFFERING PRICE. The price at which the Units are being offered and the exercise price of the Warrants included in the Units were arbitrarily determined by negotiation between the Company and the Underwriter. The initial offering price of the Units and the exercise price of the Warrants are not necessarily related to or indicative of the Company's assets, book value, earnings, net worth or any other recognized criteria of value. The Unit price of this Offering and the exercise price of the Warrants should not be construed as an indication of any future market price for the Company's Common Stock.


         NO ASSURANCE OF PUBLIC MARKET; VOLATILITY OF PRICE. Prior to this Offering, there has been no public trading market for the Company's securities. Although it is currently anticipated that the Common Stock and Warrants will be listed on The Nasdaq SmallCap Market, there can be no assurance that a regular trading market for these securities will develop after this Offering or that, if developed, can be sustained. Therefore, purchasers of the Units may be unable to resell the securities at or near their original offering price or at any price. Furthermore, it is unlikely that a lending institution will accept the Company's securities as pledged collateral for loans even if a regular market develops. The trading price of the Common Stock and Warrants could be subject to wide fluctuations in response to quarterly variations in the Company's operating results, announcements by the Company or others, developments affecting the Company and other events or factors. Additionally, the small public float will result in high price sensitivity even on low trading volume. See "Underwriting."


         POSSIBLE DELISTING OF SECURITIES FROM NASDAQ; DISCLOSURE RELATING TO LOW-PRICED STOCKS. Continued inclusion on Nasdaq will require the Company to have a $1,000,000 market value of its public float, a minimum bid price of $1.00 per share, two market makers and either net tangible assets of $2,000,000, net income of $500,000 in the most recent fiscal year or in two of the last three years or a market capitalization of at least $35,000,000. Failure to meet Nasdaq's maintenance criteria may result in the delisting of the Common Stock and Warrants. Thereafter, trading, if any, in these securities would be conducted outside Nasdaq in the over-the-counter market. As a result, an investor might find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the securities. In addition, if the Common Stock were delisted from trading on Nasdaq and the trading price of the Common Stock were less than $5.00 per share, trading in the Common Stock would be subject to certain rules promulgated under the Securities Exchange Act of 1934, which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any equity security outside Nasdaq that has a market price of less than $5.00 per share). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its risks, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors (generally institutions). In particular, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Common Stock, thereby severely limiting the market liquidity of the Common Stock and the ability of purchasers in this Offering to sell the Common Stock in the secondary market.


         CURRENT PROSPECTUS AND STATE BLUE SKY REGISTRATION REQUIRED TO EXERCISE WARRANTS. Holders will have the right to exercise the Warrants and purchase shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the applicable state or states, or there is an exemption from the applicable qualification requirements. The Company has undertaken and intends to file and keep effective and current a prospectus under the Securities Act of 1933 (the "Securities Act") which will permit the purchase and sale of the Common Stock underlying the Warrants, but the Company may not be able to do so. Also, although the Company intends to qualify the shares of Common Stock underlying the Warrants for sale in those states in which the Units are to be offered, such qualification may not occur. Holders of the Warrants may be deprived of their value if a prospectus covering the shares issuable upon Warrant exercise is not kept effective or if such underlying shares are not, or cannot be, qualified in the applicable states. See "Description of Securities--Warrants."


         SHARES ELIGIBLE FOR FUTURE SALE. Sales of a substantial number of shares of the Company's Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. Upon completion of the Offering, the Company will have a minimum of 2,381,286 shares and a maximum of 3,045,286 shares of Common Stock outstanding (assuming no exercise of outstanding stock options and warrants and without giving effect to the exercise of the Warrants included in the Units or the Underwriter's Warrants). The 1,100,000 (minimum) and the 1,800,000 (maximum) shares of Common Stock included in the Units offered will be freely tradeable without restriction under the Securities Act. The remaining shares of outstanding Common Stock (1,281,286 shares if the minimum number of Units is sold and 1,245,286 shares if the maximum number of Units is sold) are held by existing shareholders and either (i) may not be sold unless they are registered under the Securities Act or sold pursuant to an applicable exemption from registration, including Rule 144 under the Securities Act or (ii) are subject to one or more "lock-up" agreements. Upon completion of this Offering (if 550,000 Units are sold), 210,000 shares of Common Stock may be sold immediately without regard to the volume, manner of sale and other restrictions of Rule 144, an additional 50,000 shares of Common Stock will become eligible for sale 90 days later in compliance with the restrictions of Rule 144 and 206,286 shares are subject to lock-up agreements which expire on November 14, 1998. Additionally, all of the outstanding shares owned by the Company's executive officers and directors (815,000 shares) are subject to lock-up agreements expiring 12 months after the date of this Prospectus and may be sold during that period only with the prior written consent of the Underwriter. The Underwriter, in its sole discretion, and at any time without prior notice, may release all or any portion of the Common Stock subject to the lock-up agreements. When the lock-up restrictions lapse, these 815,000 shares of Common Stock will be eligible for sale in compliance with the restrictions of Rule 144. There are no current or anticipated agreements or other understandings between the Underwriter and the Selling Shareholders as to any transaction other than as disclosed in this Prospectus. See "Shares Eligible for Future Sale."



         DILUTION. Purchasers of the Units will experience immediate and substantial dilution in the net tangible book value per share of the Common Stock of between $2.45 (49%) and $2.98 (60%) based upon an initial public offering price of $5.00 per share. See "Dilution."


         NO DIVIDENDS. The Company currently intends to retain any earnings for operations and the expansion of its business and does not anticipate paying any dividends in the foreseeable future.

         POTENTIAL ANTI-TAKEOVER EFFECT AND POTENTIAL ADVERSE IMPACT ON MARKET PRICE OF CERTAIN ARTICLES OF INCORPORATION AND BY-LAWS PROVISIONS AND THE PENNSYLVANIA BUSINESS CORPORATION LAW. Certain provisions of the Company's Articles of Incorporation and By-Laws and the Pennsylvania Business Corporation Law (the "PBCL") may discourage certain transactions involving a change in control of the Company. For example, the Company's Articles of Incorporation contain provisions which (i) permit the Board to issue "blank check" preferred stock without shareholder approval and (ii) prohibit the Company from engaging in certain business combinations with a holder of 20% or more of the Company's voting securities without super-majority board or shareholder approval. These provisions and certain provisions of the PBCL could have the effect of delaying, deferring or preventing a change in control of the Company and may adversely affect the voting and other rights of holders of Common Stock. See "Description of Securities--Provisions Affecting Business Combinations and Changes in Control."


                             HISTORY OF THE COMPANY

         The Company has its origins in the Controls Division of General Motors Corporation. Systems Research Laboratories, Inc., an Ohio corporation ("SRL"), purchased the division from General Motors in 1978. In 1984, SRL sold the division to certain of its employees who had formed Dayton General Systems, Inc., an Ohio corporation ("Ohio Dayton General"). In 1992, the assets of Ohio Dayton General were purchased by Computer Health & Safety, Inc., a Delaware corporation and a supplier of Sun Microsystems computers and CAD/CAM software. In March 1993, Mr. Thomas C. Haas formed DGS, Inc., an Ohio corporation, which purchased substantially all of the assets of the Dayton General Systems division of Computer Health & Safety, Inc, including the Dayton General Systems name. On October 9, 1997, in anticipation of the Offering, the Company re-incorporated in Pennsylvania as Dayton General Systems, Inc.

         The Company's executive offices are located at 2492 Technical Drive, Miamisburg, OH 45342. Its telephone number is (937) 847-7800 and its fax number is (937) 847-7810. The Company's Worldwide web site is "WWW.VISUALCONTROL.COM" and its e-mail address is "DGS@ERINET.COM".


                                 USE OF PROCEEDS


         The following table sets forth, in order of priority of use, the expected application by the Company of its net proceeds from the Offering. After deducting underwriting commissions and other estimated offering expenses (including the Underwriter's expense allowance) payable by the Company, the net proceeds to the Company are estimated to be approximately $4,643,000 from the sale of 550,000 Units and approximately $7,581,000 from the sale of 882,000 Units. Other than a fee of $0.10 per Warrant, the Company will not receive any proceeds from the sale of Units by the Selling Shareholders (although the Company will receive proceeds from any subsequent exercise of the Warrants included in those Units).




                                                            Minimum Offering                  Maximum Offering
                                                            ----------------                  ----------------
                                                                        Percent of                        Percent of
                                                                        ----------                        ----------
Application of Net Proceeds                              Amount        Net Proceeds        Amount        Net Proceeds
---------------------------                              ------        ------------        ------        ------------

Research & development                                 $1,240,000           27%         $2,295,000            30%

Sales, marketing & distribution                        $1,153,000           25%         $1,605,000            21%

Computer hardware & software acquisition               $  900,000           19%         $1,600,000            21%

Potential acquisitions                                 $  800,000           17%         $1,000,000            13%

Repayment of indebtedness(1)                           $  250,000            5%         $  250,000            4%

Working capital and general corporate                  $  300,000            7%         $  831,000            11%
purposes

------------------------------

(1) Comprised of (a) $75,000 owed to Church Street Financial Corporation, represented by a note bearing interest at 8.5% per annum, for corporate financing services (see "Selling Shareholders") and (b) up to an estimated $175,000 in bank borrowings which may be outstanding (including $25,000 under the Company's bank line of credit, which bears interest at the rate of prime plus .75% per annum (9.25% at January 1, 1998), and $150,000 which may be borrowed pursuant to an additional commitment (the "Commitment") from the same bank to loan the Company $150,000 until April 14, 1998 at which time the entire Commitment would be due and which, if advanced, would bear interest at the rate of prime plus .75% per annum). To the extent that, upon completion of the Offering, borrowings under the line of credit exceed or are less than $175,000, the difference will be made up from or credited to the amount of proceeds otherwise allocated to sales, marketing and distribution.



         The allocation of the net proceeds set forth above represents the Company's estimates based on its current operating plans and on assumptions and forecasts regarding the sales of its new products. The Company anticipates that the minimum net proceeds of this Offering, together with forecasted cash flow generated from operations, will be sufficient to meet anticipated working capital needs for the next twenty-four months. If the Company's assumptions, estimates or forecasts prove to be inaccurate, the Company will have to reduce its operations to a level consistent with available funding. While the Company does not have any commitments, proposals, arrangements or understandings with respect to future acquisitions, the Company is in the process of evaluating potential acquisition candidates. See "Risk Factors," "Management's Discussion and Analysis or Plan of Operation" and "Underwriting."

         Pending the uses set forth above, the Company's net proceeds from this Offering will be invested in short-term, interest bearing, investment grade securities.


                                 DIVIDEND POLICY

         The Company currently intends to retain all earnings for operations and expansion of its business and does not anticipate paying any dividends in the foreseeable future.

                                 CAPITALIZATION


         The following table sets forth the capitalization of the Company as of September 30, 1997 on an actual basis and on a pro forma basis as of such date giving effect to the sale in this Offering of both the minimum and maximum number of Units and the application of the estimated net proceeds from each, assuming no exercise of the Warrants, the Broker's Warrants and the Underwriter's Warrants. See "Use of Proceeds." This table should be read in conjunction with the Company's financial statements appearing elsewhere in this Prospectus.




                                                                                  September, 30, 1997
                                                                     --------------------------------------
                                                                                           Pro Forma(1)
                                                                                   ------------------------
                                                                     Actual        Minimum          Maximum
                                                                     ------        -------          -------
Short-term debt(2)                                                   $75,000       $  ---           $  ---
                                                                     =======       ======           ======
Long-term debt                                                       $   ---       $  ---           $  ---
                                                                     --------      ------           ------
Shareholder's equity:
  Common Stock, no par value, 10,000,000 shares
  authorized: 1,281,286 shares outstanding; 2,381,286
  shares outstanding as adjusted for the sale of the
  minimum number of Units and 3,045,286 shares
  outstanding as adjusted for the sale of the maximum
  number of Units (3)                                                 414,687       5,057,687        7,995,687

  Additional paid-in capital                                           36,168          36,168           36,168

  Accumulated deficit                                                (208,490)       (208,490)        (208,490)
  -------------------                                                ---------       ---------        ---------

  Total shareholders' equity                                          242,365       4,885,365        7,823,365
  --------------------------                                          -------       ---------        ---------

         Total capitalization                                        $317,365      $4,885,365       $7,823,365
                                                                      =======       =========        =========

(1) Reflects the application of the net proceeds of this Offering.

(2) See Notes E and L to the financial statements.

(3) Excludes 175,000 shares of Common Stock issuable upon exercise of outstanding options, 50,000 shares of Common Stock issuable upon exercise of the 1996 Warrants and 13,229 shares of Common Stock issuable upon exercise of the Broker's Warrants.

                                    DILUTION


         The net tangible book value of the Company as of September 30, 1997 was approximately $170,000 or $0.13 per share of Common Stock. Net tangible book value per share represents the Company's total tangible assets less total liabilities, divided by the total number of shares of Common Stock outstanding (assuming no exercise of the Company's outstanding stock options or warrants). Assuming the sale by the Company of 550,000 Units, or 1,100,000 shares of Common Stock (and deducting underwriting commissions and other estimated offering expenses payable by the Company, including the Underwriter's expense allowance), the pro forma net tangible book value of the Company as of September 30, 1997 would have been approximately $4,813,000, or $2.02 per share. This represents an immediate increase in net tangible book value of approximately $1.89 per share to existing shareholders and an immediate dilution of $2.98 per share to new investors purchasing Units in the Offering. Assuming the sale by the Company of 882,000 Units, or 1,764,000 shares of Common Stock (and deducting underwriting commissions and other estimated offering expenses payable by the Company, including the Underwriter's expense allowance), the pro forma net tangible book value of the Company as of September 30, 1997 would have been approximately $7,751,000, or $2.55 per share. This represents an immediate increase in net tangible book value of approximately $2.42 per share to existing shareholders and an immediate dilution of $2.45 per share to new investors purchasing Units in the Offering. The following table illustrates this per share dilution in net tangible book value per share to new investors as of September 30, 1997:




                                                              Minimum Offering          Maximum Offering
                                                              ----------------          ----------------

Initial public offering price per share(1)                             $5.00                     $5.00

         Net tangible book value per share
           as of September 30, 1997                           $0.13                     $0.13

         Increase in net tangible book value per share
           attributable to new investors                       1.89                      2.42

Pro forma net tangible book value per
  share after the Offering                                              2.02                      2.55
                                                                       -----                     -----

Dilution per share to new investors                                    $2.98                     $2.45
                                                                       =====                     =====



         The following table summarizes, on a pro forma basis as of September 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company for those shares and the average price per share paid by the existing shareholders and by new investors assuming the sale of both the minimum number and the maximum number of Units, or a total of 1,100,000 and 1,764,000 shares of Common Stock, respectively, in the Offering (without giving effect to underwriting commissions or estimated offering expenses payable by the Company, including the Underwriter's expense allowance):



                                               Shares Purchased           Total Consideration
                                               ----------------           -------------------
Minimum Units
-------------                                                                                        Average Price
                                               Number     Percent         Amount        Percent        Per Share
                                               ------     -------         ------        -------        ---------
Existing shareholders......................... 1,281,286   53.8%          $  476,446      8.0%         $0.37
New investors................................. 1,100,000   46.2            5,500,000     92.0          $5.00(1)
                                               ---------  ------           ---------    -----
  Total....................................... 2,381,286  100.0%          $5,976,446    100.0%
                                               =========  ======          ==========    ======
Maximum Units
-------------
Existing shareholders(2)...................... 1,281,286   42.1%          $  476,446      5.1%        $0.37
New investors(2).............................. 1,764,000   57.9            8,820,000     94.9         $5.00(1)
                                               ---------  ------           ---------    -----
  Total....................................... 3,045,286  100.0%          $9,296,446    100.0%
                                               =========  ======          ==========    ======

(1) Assumes no consideration was paid for the Warrants included in the Units.

(2) Sales by Selling Shareholders in the Offering will reduce the number of shares of Common Stock held by existing shareholders to 1,245,286 shares or 40.9% of the total number of shares of Common Stock outstanding after the Offering, and will increase the number of shares of Common Stock held by new investors to 1,800,000 shares or 59.1% of the total number of shares of Common Stock outstanding after the Offering. See "Selling Shareholders."


The foregoing table assumes no exercise of the Broker's Warrants, the Underwriter's Warrants, the 1996 Warrants or outstanding stock options (see "Underwriting," "Capitalization" and "Management -- Stock Option Plan"). To the extent that these or future options and warrants are exercised, there will be additional dilution to new investors.

                             SELECTED FINANCIAL DATA


         The following selected historical financial data for the years ended December 31, 1995 and 1996 have been derived from the audited financial statements of the Company. The selected historical financial data for the nine months ended September 30, 1996 and 1997 have been derived from the Company's unaudited financial statements. In the opinion of management, the six-month financial data reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of such data and are not necessarily indicative of the results that may be expected for the full year ending December 31, 1997. The selected financial data are qualified in their entirety, and should be read in conjunction with the Company's financial statements and the Notes thereto and "Management's Discussion and Analysis or Plan of Operation" appearing elsewhere in this Prospectus.




                                                         Year Ended                  Nine Months Ended
                                                        December 31,                   September 30,
                                                 ------------------------       --------------------------
                                                   1995              1996         1996             1997
                                                   ----              ----         ----             ----
STATEMENT OF OPERATIONS DATA:
Revenues                                     $  799,664        $  814,629      $ 601,968        $ 611,553
Cost of revenues                                274,735           268,631        203,880          221,651
                                             ----------        ----------      ---------        ---------
Gross profit                                    524,929           545,998        398,088          389,902
Selling, general & administrative               431,533           492,796        353,993          589,990
expenses
Research & development expenses                  86,761            41,179         27,377           29,066
                                             ----------        ----------      ---------        ---------
Operating income (loss)                           6,635            12,023         16,718         (229,154)(1)
Interest expense                                 (5,328)           (1,702)        (1,152)           (1,264)
Other income                                      7,685             3,980          1,637             1,516
                                             ----------        ----------      ---------        ----------
Income (loss) before taxes                        8,992            14,301         17,203         (228,902)(1)
Income taxes                                        ---               ---            ---              ---
                                             ----------        ----------      -----------      ---------
Net income (loss)                            $    8,992        $   14,301      $  17,203        $(228,902)(1)
                                             ==========        ==========      =========        ==========
Net loss per common share                                                                       $   (0.17)
                                                                                                ==========
Pro forma net income(2)                      $    6,992        $   11,301      $  13,703
                                             ==========        ==========      =========
Pro forma net income per
common share(3)                              $     0.01        $     0.01      $    0.01
                                             ==========        ==========      =========
Weighted average common shares
outstanding(4)                                1,344,569         1,345,895      1,344,569        1,377,033

                                               As of                           As of
                                            December 31,                    September 30,
                                      ----------------------            ----------------------
                                      1995              1996            1996              1997
                                      ----              ----            ----              ----
BALANCE SHEET DATA:
Working capital                   $ 76,637          $ 46,984        $ 48,749          $127,115
Net property and equipment          25,964            24,701          25,084            24,372
Total assets                       317,634           315,854         378,223           625,580
Total liabilities                  179,939           170,078         242,545           383,215
Shareholders' equity               137,695           145,776         135,678           242,365

-----------------------------

(1) Includes a total of $235,000 of costs associated with the Company's strategic decision to emphasize its software development activities, consisting of approximately $124,000 in legal, audit and financial consulting expenses and approximately $24,000 in marketing and related costs incurred in connection with the Company's corporate financing plan, approximately $71,000 of expenses associated with a new marketing executive and other additional employees, and $16,000 in amortization of capitalized software costs.

(2) Prior to December 20, 1996, the Company had elected to be taxed as an S-Corporation under Section 1362 of the Internal Revenue Code. As a general matter, an S-Corporation does not pay federal or state income taxes since its shareholders are liable to pay federal and state taxes on their proportionate shares of the Company's federal and state taxable income allocable to them. For purposes of this presentation, federal and state income taxes have been calculated at an effective rate of 20% for the years ended December 31, 1995 and 1996, and for the nine months ended September 30, 1996, as if the Company was a C-Corporation for these periods. See Note M to the financial statements.

(3) Pro forma net income per common share is calculated using weighted average common shares outstanding. See Note A-12 to the financial statements.

(4) Includes adjustments for the effect of recently issues shares of Common Stock for consideration below the initial public offering price and for options and warrants with exercise prices below the initial public offering price. Such Common Stock, options and warrants are treated as outstanding for all periods presented using the treasury stock method in determining the dilutive effect of the issuances and warrants. See Note A-12 to the financial statements.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

GENERAL

         In the last quarter of 1995, the Company made a strategic decision to develop and sell software for microcomputers that enhances the design, installation and use of control network technology. The Company intends to sell its software into the corporate marketplace through the formation of joint ventures with other companies, strategic alliances with software distributors and direct and indirect marketing and sales activities.

         The Company's new software product, VisualControl, addresses the control and automation engineering and end-user marketplace that is based on the LonWorks control network design platform. The Company also intends to leverage its technical design expertise to enter into strategic alliances and joint ventures with other companies to develop software products for a more general and larger share of the control design market. As a result, the Company's future revenue mix is expected to shift from predominantly designing, installing and maintaining building automation systems and hardware, its historical business, to selling a broad array of software add-ons for applications and application development in the general control market. The Company's historical revenues and operating results therefore are not necessarily indicative of future operating results.

RESULTS OF OPERATIONS


         The Company's strategic decision to focus its efforts on its VisualControl product line and other software products has affected the Company's results of operations. While the Company operated profitably in each of the two years ended December 31, 1995 and 1996, it reported a loss of approximately $229,000 during the nine months ended September 30, 1997. The 1997 period results were affected by a total of $235,000 of costs associated with the Company's strategic decision to emphasize its software development activities, consisting of approximately $124,000 in legal, audit and financial consulting expenses and approximately $24,000 in marketing and related costs incurred in connection with the Company's corporate financing plan, approximately $71,000 of expenses associated with a new marketing executive and other additional employees, and $16,000 in amortization of capitalized software costs.


         The Company's historic revenues have been project related sales which can be subject to volatile fluctuations when measured on a period-to-period basis. The Company has recently commercialized the development of software products for introduction into the distributed control network marketplace and has done so primarily from operating cash flows. Management believes that, with additional paid-in capital, increased production capacity and software distribution capability, the Company will be in position to implement successfully its business strategy.

         The following table sets forth, for the periods indicated, the items noted as a percentage of net sales:


                                        YEAR ENDED DECEMBER 31,           NINE MONTHS ENDED SEPTEMBER 30,
                                        -----------------------           -------------------------------
                                        1995             1996                1996                1997
                                        ----             ----                ----                ----

Revenues                                100.0%           100.0%              100.0%              100.0%
Costs of revenues                        34.4             33.0                33.9                36.2
                                        -----            -----               -----               -----
Gross profit                             65.6             67.0                66.1                63.8
Selling, general & administrative        54.0             60.5                58.8                96.5
Research & development                   10.8              5.0                 4.5                 4.8
                                        -----            -----               -----               -----
Operating income (loss)                   0.8              1.5                 2.8               (37.5)
Interest expense                         (0.7)            (0.2)               (0.2)               (0.2)
Other income                              1.0              0.5                 0.3                 0.3
                                        -----            -----               -----               -----
Income (loss) before taxes                1.1              1.8                 2.9               (37.4)
Income taxes                              ---              ---                 ---                 ---
                                        -----            -----               -----               -----
Net income (loss)                         1.1%             1.8%                2.9%              (37.4)%
                                        ======           ======              ======              =======
Pro forma net income                      0.9%             1.4%                2.3%
                                          ====             ====                ====



NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996



         Revenues. Total revenues increased approximately 2% from $602,000 to $611,600 primarily due to an increase in VisualControl and other new software products sales of $37,800 and service revenues of $22,800, offset by a decrease in traditional system and software sales of approximately $51,000. Sales of VisualControl and other new products were approximately $13,000 and $50,800 for the nine months ended September 30, 1996 and 1997, respectively. Revenue from traditional systems and software sales, as opposed to service contracts, has historically been variable from period to period. In the nine months ended September 30, 1997, sales to one such customer were approximately $72,000 lower than in the comparable period of 1996. Additionally, during the first three quarters of 1997, the Company focused its marketing efforts on VisualControl product line and other new software products, and away from its traditional product lines.



         Gross Profit. Gross profit margin for the nine months ended September 30, 1997 of 63.8% decreased from 66.1% for the nine months ended September 30, 1996. This is primarily a result of increases in service labor costs without a corresponding increase in the sales price of service contracts.



         Expenses. Selling, general and administrative expenses increased significantly from $354,000 for the nine months ended September 30, 1996 to $590,000 for the nine months ended September 30, 1997. This increase was principally due to legal, audit and financial consulting expenses of approximately $124,000, and marketing and related costs of approximately $24,000, incurred in 1997 in connection with the Company's corporate financing plan approved in November 1996. The plan included a private placement offering as well as an initial public offering. In addition, approximately $71,000 of additional expenses associated with a new marketing executive and other additional employees hired as part of the strategic plan for the Company's new products contributed to the increase. Amortization of capitalized software costs of approximately $16,000 was incurred in 1997 due to the general release of the Company's VisualControl product line to the market in April 1997.


         Income Taxes. No income tax expense was recorded in 1997 as a full valuation allowance was recorded against the net deferred tax asset arising from the net operating loss carryforward generated in 1997. Because the Company was taxed as an S-Corporation prior to 1997, it had no tax provision in 1996.


         Net Loss. For the nine months ended September 30, 1997, the Company had a net loss of $228,902, as compared to net income of $17,203 for the nine months ended September 30, 1996. The net loss for the three months ended September 30, 1997 was $78,000 compared to a net loss of $27,800 for the three months ended September 30, 1996.


FISCAL 1996 COMPARED TO FISCAL 1995

         Revenues. Total revenues increased 2% from $800,000 to $815,000 due to a minor increase in service contract revenue which was offset by a nominal decline in system and software sales.


         Expenses. General and administrative expenses increased from $432,000 to $493,000 or 14% primarily due to increases in salaries and employee benefits, early stage product research costs and market research costs. Product development costs declined 53% from $87,000 to $41,000 due to new product completion and transition into the commercialization phase, whereby $51,700 of software development costs were capitalized.


LIQUIDITY AND CAPITAL RESOURCES


         Since 1993, the Company has financed its business primarily with cash flow from operations. The Company's strategic decision made in late 1995 to develop and market control network software tools altered its traditional capital needs. In November 1996 the Company's shareholders approved a corporate financing plan. Pursuant to that authorization, the Company generated $325,491 in net proceeds from the private placement of 221,286 shares of its Common Stock during the nine months ended September 30, 1997, primarily to finance the costs of the Offering described herein and its business strategy. The Company has a short-term commercial bank line of credit, due April 17, 1998, totaling $75,000, which bears interest at prime plus .75% per annum (9.25% at January 1, 1998) and is secured by the Company's cash, accounts receivable, inventories and equipment, as well as being personally guaranteed by Mr. Haas. As of September 30, 1997, the Company had $75,000 available under the line of credit. On January 14, 1998, the Company's bank agreed to make available to the Company an additional $150,000 until April 14, 1998 (the "Commitment") at which time the entire Commitment would be due. If advanced, the Commitment would bear interest at prime plus .75% per annum and would be cross-collateralized with the line of credit and personally guaranteed by Mr. Haas. The Company is indebted to an investment research firm for certain financial services in the amount of $75,000, represented by a note bearing interest at 8.5% and due on the earlier of the completion of this Offering or December 15, 1998.



         As of December 31, 1996 and September 30, 1997, the Company had cash and cash equivalents of $24,480 and $120,157, respectively, and working capital of $46,984 and $127,115, respectively. Cash provided by (used in) operating activities in 1996 and the nine months ended September 30, 1997 was $58,040 and ($110,140), respectively. The decrease was primarily due to the 1997 net loss, offset by noncash expenses. Cash used in investing activities in 1996 and the nine months ended September 30, 1997 was $60,538 and $42,881, respectively. The 1996 and 1997 investing outlays include $51,747 and $34,400 for software development costs related to control network products. Cash used in financing activities was $27,008 in 1996 which was comprised of distributions to shareholders of $59,220 and stock issuance costs of $20,788, partially offset by proceeds from sale of Common Stock of $53,000. Cash provided by financing activities in the nine months ended September 30, 1997 was $248,698 which was comprised of gross proceeds from the private placement of 221,286 shares of Common Stock of $387,250, partially offset by additional stock issuance costs of $138,552.



         The Company estimates that its net loss for the fourth quarter will approximate that of the third quarter. Additionally, the Company anticipates that operating losses will continue at least through 1998 as it builds its base of customers for VisualControl. As previously indicated, due to the Commitment and the Company's existing line of credit, the Company's short-term borrowing ability increased from $75,000 to $225,000. At January 1, 1998, the Company had outstanding borrowings of approximately $58,000 under the $75,000 line of credit and approximately $18,100 in cash. Borrowings under the line of credit and the Commitment, if any, will be repaid from the proceeds of the Offering. Management believes the net proceeds of the Offering, combined with the Company's anticipated cash flow from operations, will be sufficient to meet capital and liquidity needs for the next twenty-four months.



IMPACT OF THE YEAR 2000 ISSUE



         The Year 2000 Issue is the result of computer programs having been written using two digits rather than four to define the applicable year. Computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.



         Based on a recent assessment, the Company has determined that it has no exposure to contingencies related to the Year 2000 Issue for its internal accounting and information systems. The Company also has determined that no exposure exists for the VisualControl software products it has sold or will sell, as these products are not date-sensitive. However, the Company has determined that it will be required to modify portions of the building control software products it has sold so that its computer systems will properly utilize dates beyond December 31, 1999. The Company presently believes that, with modifications to existing software for its building control products, the Year 2000 Issue can be mitigated.



         The Company also has initiated communications with all of its significant suppliers and large customers to determine the extent to which the Company is vulnerable to failure on the part of these third parties to remediate their own Year 2000 Issues. The Company does not expect the impact of third party Year 2000 Issues to be material, because either the Company's systems do not rely on these third party systems or the software programs are not date-sensitive.



         The Company will utilize internal resources to reprogram, or replace, and test the building control software products for Year 2000 modifications. The Company plans to complete this project no later than December 31, 1998. The total remaining cost of the Year 2000 project, which will be expensed as incurred, is not expected to have a material effect on the results of operations. To date, the Company has incurred and expensed an immaterial amount of internal labor costs related to its preliminary efforts in connection with its Year 2000 project.



         The costs of the project and the date on which the Company plans to complete the Year 2000 modifications are based on management's best estimates. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans. Specific factors that might cause such material differences include, but are not limited to, the availability and cost of personnel trained in this area, the ability to locate and correct all relevant computer codes, and similar uncertainties.



                                    BUSINESS

         DGS is a high technology company in the automation and control industry.

INDUSTRY OVERVIEW

         The industry is comprised of over 60 publicly traded U.S. and foreign companies. This group includes conglomerates and utilities which generate an estimated $47 billion in annual control related sales. DGS estimates there are more than 4,000 other companies worldwide that generate an additional $10 billion in control and automation related sales annually. Honeywell and Johnson Controls are leaders in this industry.

         The Demand. The control market is now undergoing a major technological shift resulting from new powerful chip technologies. The Company believes that this shift is analogous to what has occurred in the computing industry, in which closed mainframe systems have been supplanted by open networks of interoperative personal computers. In the control market, the power of new hardware and software has created a strong user demand for solutions that can use a mix of various vendors' hardware and software (open) rather than the existing single vendor (closed) solutions. This shift has created a significant market for new software and software tools.

         The major revenue categories within the control and automation industry have traditionally been (i) space and aviation technology, (ii) home and building control and (iii) factory and industrial automation and control. DGS will concentrate on sales to suppliers of products and systems in the building control segment, and the industrial automation and control segments, of the second and third of these categories.

         The worldwide demand for products and services in the building control and industrial control and automation industries increased over 10% in 1996. In the building control market the increase stems from the demand for performance contracts (energy savings pay for a system upgrade) and integrated facilities management services for existing buildings. Of the 6,000,000 buildings in Europe and the United States only a small percentage currently have building control systems installations.

         Industrial automation and control growth is due primarily to the increasing multi-industry demand for the installation of smart distributed systems technology (factory and plant automation solutions that use intelligent distributed sensors and control). As one example, upgrades of industrial and municipal wastewater treatment control systems comprise a large market. Currently, over 80% of the 67,000 industrial and municipal wastewater treatment sites in the United States use old technology. Industry sources estimate that the industrial control and automation demand will generate over $10 billion in sales over the next five to seven years.

         The Old Technology. In selecting a process control or automation solution, customers had to decide whether they wanted to use a single proprietary control system such as those provided by Johnson or Honeywell. Once the vendor was selected, the customer was committed to the single system. The customer could not change systems, replace components of the existing system with components from a different vendor or expand the system without incurring great expense. A vendor's device could only function with other devices from the same vendor. The customer was at the mercy of the single vendor whom he had chosen. This is known as a closed (architecture) system.

         The New Technology. Today, the same customer could choose an open system for his project. That customer can now select the appropriate vendors' devices that provide the most cost effective automation solution. New technology enables a Honeywell device, for example, to communicate with a Johnson device. The customers can upgrade to state of the art devices in the future without losing their initial investment. This is known as an open (architecture) system.

         The introduction of open systems represents a major technological shift. Thousands of limited function, closed systems currently in use in building control and automation and control systems will be replaced or upgraded with PC or other powerful and cost effective technologies. This shift has created an increasing demand for new, user-friendly software tools to capitalize on the power of technologies.

         Additionally, no central controller or computer is required for communication in an open system. Sensor and control devices, called nodes, communicate peer-to-peer using a common protocol. The interaction among nodes enables a control network to perform multiple complex tasks simultaneously.

         The "backbone" of open systems is the communication network, or "device network." The network is dependent on software to provide communication. The leading industrial device networks are Devicebus, CAN, SDS, ASI and LonWorks.

         DGS believes that the introduction of open systems represents a major technological shift in the industry. As a direct result, thousands of limited functionality, vendor-defined systems currently used in building control, industrial automation and process control will be replaced or upgraded by PC based applications or systems. Open control systems will be integrated into enterprise-wide, software solutions to meet the continuing demand for increased business efficiencies. This fundamental shift from vendor-defined stand alone control solutions to interoperable user-defined solutions offers a substantial opportunity for DGS to supply specialized PC based, software tools to a wide variety of industries using the new open systems technology.

         LonWorks Control Network. Technology analysts consider the LonWorks architecture developed by Echelon Corporation (www.echelon.com) to be the most technologically advanced and flexible control network design platform available. The LonWorks system is a multi-industry control networking solution that will port to any processor. Controllers, sensors, devices with other host CPUs, other networks, PLCs, actuators, switches and operator interfaces from different vendors each can be an intelligent device in a LonWorks control network.

         Echelon has stated that there are currently ten thousand LonWorks systems installed worldwide. Echelon has estimated further that it has to date shipped three million Neuron C Chips and expects to ship eight million such chips in 1997 and 25 million chips per year by 2000. Generally, these shipments correspond to an equal number of LonWorks control network devices or nodes currently or to be installed worldwide. Currently, the installed base of LonWorks systems is divided between the building control industry (35%), the discrete and hybrid industrial automation marketplace (35%) and transportation and other industries (30%). A leading consultant has predicted that the LonWorks system will become the de facto building industry standard. DGS estimates that the LonWorks control network design platform will underpin 15% to 25% of all worldwide building control systems installations by the year 2000. Industry analysts have forecasted that cumulative 1997-2000 period worldwide overall building control marketplace revenue, when combined with building protection systems revenues, will be in excess of $43 billion.

         The LonWorks Network Services ("LNS"). LNS architecture, released by Echelon in April 1997, provides the functionality of the LonWorks network and allows maintenance, control and multiple device access to the network.

         LonWorks technology is a powerful tool. At the heart of LonWorks technology is the Neuron C computer chip developed by Echelon. The Neuron C chip includes three dedicated microprocessors, integrated input and output hardware and drivers, and internal timers for real-time control. It is programmed in high-level (Neuron C) programming language. Coding a control application in Neuron C (a derivative of ANSI C) requires that the engineer be trained as a programmer and/or a programmer be trained as an engineer. The control function calls and variable passing routines for the application have to be written for each individual control scheme and then debugged.

         DGS estimates that a programmer using Neuron C language to develop a building automation application with LonWorks technology will devote 25% of the total project time to program coding, 25% to application documentation and as much as 50% to code debugging. To improve the efficiency of such projects, DGS has developed a graphical programming tool, VisualControl. In DGS's experience, VisualControl reduces project development time by over 75% resulting in significant savings in implementation time and engineering costs.


         DGS's new software is used to access, monitor and configure the LNS control network. It is the use and popularity of LNS architecture that the Company believes will create the market for VisualControl in the control industry. As of January 1998 DGS believes that VisualControl is the only product of its type to work with LNS.


         VisualControl. VisualControl is a graphical programming tool that provides control system designers, systems integrators (SIs) or end users with a powerful link to the Windows 95 and Windows NT operating environment. VisualControl has standard Windows functions (e.g., tool bars, Multiple Document Interface, Help files) for ease of configuring the control network. It includes standard IEC-1131 graphical device blocks that enable the engineer to recognize the control sequence logic from a familiar blueprint or schematic diagram.

         DGS is not aware of any comparable, commercialized software product designed for control network development that functions as a Windows NT graphical user interface to the network, generates user defined control strategies or modifications and functions as a control network management tool. Although it is possible to develop software with the functionality described above, DGS is not aware of any software specifically for LonWorks control networks or products with the features and functions of the VisualControl software package.

         VisualControl also permits LON configuration without knowledge of Neuron C. VisualControl virtually eliminates the possibility of syntax errors, compiles the network devices, configures the variable passing routines and self documents the application. Additionally, DGS believes that VisualControl can alleviate numerous problems that designers, contractors and end-users encounter with the development of control network design by shortening development time and materially enhancing the functionality and reliability of the control application. In DGS's experience, VisualControl reduces project development time by over 75% resulting in significant savings in implementation time and engineering costs.

         DGS believes that the VisualControl features and functions make it a significant add-on product for LonWorks users in the control industry.

         Additionally, DGS believes that original equipment manufacturers
(OEMs), control product developers, value added resellers (VARs), systems integrators (SIs) and end users of existing LonWorks systems can improve the overall functionality of their applications by using VisualControl technology. VisualControl provides the control product designer or systems end-user measurable cost benefits and productivity gains by allowing each to focus on core professional competencies, rather than learning to be programmers.

         VisualControl also improves the operating reliability of the control system, application or product. The Company has been advised by a building control system integrator who purchased VisualControl software that, if VisualControl had been used, such integrator's installation time of a recently completed project could have been reduced from eight man-months to two man-months, a major project installation cost savings. DGS believes this commentary to be highly significant in that industry analysts have estimated that over 64% of the total expenditures in the building control market are for the system installation, maintenance and spare parts.

BUSINESS STRATEGY

         DGS's business strategy is to establish itself as a leading software developer that specializes in developing add-ons for Neuron C based distributed control networks. The pursuit of this strategy requires DGS to invest a portion of the offering proceeds (see "Use of Proceeds") in relatively high fixed upfront expenses in the areas of sales, marketing, programming and research and development, which it believes will enhance DGS's ability to capture an increasing share of the fast growing high margin markets for products in the distributed controls arena. DGS is committed to the development of other control network products and the modification of its VisualControl software with a view towards capitalizing upon important industry trends. Microsoft and Sun Microsystems are developing ActiveX and Java communication technologies that will allow industrial control applications to run over the Internet and on corporate intranets. DGS believes that a modified version of VisualControl will be an important component within control applications that run on corporate intranets.

         In the execution of its business strategy DGS believes that it can exploit four key advantages: (i) it can fill the role of a knowledge-based technology provider to the industry group, not a competitor, (ii) DGS's VisualControl product is the only currently available graphical programming tool that simplifies the creation of an open control network and is a Windows-control network interface, (iii) willingness exists by large original equipment manufacturers (OEMs) and system integrators within the industry to purchase software enhancements from third party vendors like DGS to improve their own products, and (iv) certain of DGS's officers and directors have substantial experience in the worldwide sale and distribution of software products into the corporate marketplace.

         The key elements of DGS's business strategy are:

         - Expand DGS's software production and customer support capacity and increase research and development. DGS plans to hire four programmers immediately, then attract and retain up to six additional programmers and three systems analysts and acquire additional computers necessary to support an increased level of software production capacity, quality control and customer support.

         - Establish DGS's software distribution channels. DGS recently hired Mr. William C. Kaesche, III. Mr. Kaesche has substantial experience in sales and marketing from nearly twenty years of service with Honeywell Inc. DGS is pursuing the control design software market primarily through strategic alliances and relationships with software distributors, original equipment manufacturers (OEMs), value added resellers (VARs) and system integrators (SIs). To capitalize on its recent software innovation and existing product interest, DGS intends to hire two additional Sales and Marketing professionals to contact the marketplace of LonWorks systems users. In addition to a direct mail product promotion campaign, the LonWorks Software print and electronic catalogs and aggressive advertising in professional trade publications and engineering journals, DGS is using new communications technology for product promotion, such as fax on demand.

         - Establish the VisualControl brand name as a leader in software add-ons for the LonWorks based control design platform. Management intends to establish brand recognition for the VisualControl software name. As design engineers become familiar with DGS's software brand name, the Company anticipates they will purchase later software releases, upgrades and related tool box products.

         - Leverage DGS's intelligent control design knowledge-based creative capabilities and technical expertise into application and new product development. Management believes that DGS's
                  (i) control design experience and history, (ii) controller hardware manufacturing background, (iii) automated systems installation experience and (iv) creative understanding of distributed control technology and its Neuron C programming capabilities, collectively, represent a major core asset which will facilitate the rapid development of new software applications and products. As product designers purchase VisualControl for application development and solutions, DGS will offer project consulting services (for a fee) to speed the completion of customer's application.

         - Pursue complementary strategic business and technology acquisitions. DGS will pursue the acquisition of businesses or technology that will extend its software distribution channels, broaden engineering areas of expertise, increase technology levels or complement its software products. The control and automation industry remains highly diverse and fragmented with the majority of participants being small, localized companies with outdated products or services. DGS believes that this industry structure and the recent industry technology transition create substantial acquisition opportunities. DGS believes that it can exploit these opportunities by acquiring small companies and improving their productivity through product technology improvements and economies of scale.

         - Create additional worldwide interest in DGS and its products through the innovative use of the DGS global web site. The internet is a powerful marketing tool for technology companies, and is particularly valuable to DGS in generating additional awareness of its products and other developments at DGS. Potential customers are able to download demonstration versions of the Company's software from the web site for their evaluation. In May 1997, the Company's web site had over 95 downloads and over 450 visitors from around the world. Many of the visits expressed interest in becoming a reseller, sales representative or distributor of the Company's products. DGS updates the site regularly to encourage repeat visits from potential clients. The address of DGS's web site is "WWW.VISUALCONTROL.COM".

         DGS believes that the marketplace for control design software and control products has significantly broadened. The control marketplace is experiencing demand from participants such as appliance manufacturers, refining and petrochemical companies, textile manufacturers, original equipment manufacturers (OEMs) of microprocessors and consumer electronic equipment, oil and gas producers, automotive companies, data processing firms, companies within the transportation industry and telecommunications companies. Virtually all complex telecommunication systems applications are now developed using some form of open control network architecture allowing the system wide integration of sensors, circuit boards, optoelectronics, cable assemblies and wireless components that constitute the systems signal path. The Company believes it is well positioned to take advantage of these continuing developments.

PRODUCTS

         VisualControl. DGS is marketing a line of VisualControl products and other LonWorks software enhancements for use with the Windows 95 and Windows NT operating system with prices that start from $4,495 per base license. The following table describes DGS's new products:


   NEW PRODUCT                     DESCRIPTION                              FUNCTION                       UNIT PRICE

LVC-FULL     VisualControl full product.                             Graphical programmer and Network         $4495
                                                                     Manager.

LVC-GRA      VisualControl software single user license.             Graphical programmer.                    $2995



LVC-NET      VisualControl software network manager tool.            Management of control networks           $1995
                                                                     (Single user license).

LVC-SITE     Basic VisualControl software site license.              Multiple user LVC-FULL site              Negotiable
                                                                     license.

LVC-TECH     Service option.  One year technical support,            No additional cost for upgrades to       10% of site
             upgrades and new releases for VisualControl package.    VisualControl user.                      license

LUC-11       Hardware. 11 point controller that can be               HVAC, process, electrical -              $395
             programmed with VisualControl.                          mechanical or automation controller.

LTF-1001     Signal path "test box" for network input sources.       Two node test circuit for control        $1295
                                                                     network.

INTERFACE    LNS interface card.                                     PC connection to network.                $499
CARD

LVC-DEB*     VisualControl software network debugger.                Debugging tool for control network       TBA
                                                                     architecture.

LVC-SIM*     What-if analysis and simulation software for control    Real time simulation of complex          TBA
             networks.                                               control networks.


*Under development


         The Company permits discounts of up to 50% from the prices set forth above to large volume purchases. DGS offers a 90 day software warranty.


         DGS obtains software from Echelon for use in the development of DGS products and for inclusion in products sold by DGS. DGS generally pays one-time licensing fees for software used for the development of its products and royalty fees for software included in products sold by it. The royalty fees vary depending on the product. In addition to a base royalty fee, an additional fee may be charged based on the number of nodes in a customer's network. Currently, Echelon software is included in the full VisualControl product and in two of the nine segmented VisualControl products (LVC-GRA and LVC-NET). The royalty fees are established by agreements which expire during 2000. See Note J to the financial statements.

         VisualControl software has high gross profit margins. As DGS's revenue shifts from building control to software products, expanding overall margins are expected to accompany any increase in sales. Software products are, however, subject to price pressures over their life cycle that result in reduced margins. DGS anticipates that reductions in profit margins for its software products will occur as technological advances are made and as the market for software application tools such as VisualControl becomes more established. For this reason DGS intends to develop new software products and enhancements.

         Other DGS Software Products. DGS is developing a portfolio of new network software enhancements and control application products with new functionality (including drivers, control libraries, control network management and control network integration tools) for a broad range of customers who develop and use LON based systems and products.

         DGS recently has developed a 32 bit driver to enable Ci Technologies, Inc.'s man-machine interface ("MMI") software, CiTect, to interface the LonWorks network. This driver is designed to take advantage of DGS's Network Management software, a real-time monitor for LonWorks control networks. DGS completed the driver on March 28, 1997 and shipped it to distributors and system integrators for testing and use in industrial and building automation projects. The driver was developed in response to strong customer demand in installations combining LonWorks, CiTect software and the VisualControl Network Manager. The Company intends to develop additional LNS 32 bit drivers to interface with other MMIs.

         Building Control Products. DGS has two established product lines: computer systems that automate non-residential dwellings and wastewater treatment plants and related software tools. DGS's facilities management system is composed of a single unit host computer, optional local computers and DGS series controllers.

         DGS's software programs allow the user to monitor and control thousands of points and to coordinate multiple systems. All current DGS systems and software work on multiple operating platforms (Windows 95, Windows NT, VMS and QNX (UNIX subset)) and enable the facility operator to monitor and control through a layered graphical interface. DGS currently manufactures these products at the Miamisburg facility.

         As part of any DGS facilities management project, the customer enters into a service contract that includes remote, real-time diagnostic system service provided by DGS's systems analysts. The service contract also includes software updates, maintenance manuals, installation service, debugging procedures, on-site training and parts inventory. Service contracts are renewed annually and are a significant source of DGS's current gross revenue.

         DGS's current hardware and software products are supported by manuals and training and installation services. The following table describes DGS's current building control products and services, all of which DGS intends to continue to sell and service:



PRODUCT OR SERVICE       DESCRIPTION                              FUNCTION                               UNIT
                                                                                                         PRICE
---------------------------------------------------------------------------------------------------------------------

Building Automation      Hardware and software system. PC based       Non residential energy             Per
System                   software modules allow multiple systems      management system.                 project
                         coordination and point monitoring.

Mark IV Controller       Intelligent DDC controller.                  Controller for up to 64 points.    $835

Mark V Controller        Intelligent DDC multi-function controller.   Controller for up to 24 points.    $600


LID LonWorks             Software and Hardware design consultant.     Control design & development       Per project
Independent Developer                                                 services to corporate clients.


CUSTOMERS

         The Company believes that its potential customers are original equipment manufacturers (OEMs), control product developers, value-added resellers (VARs), systems integrators (SIs) and end users. The OEMs consist of large companies which manufacture complete control systems and who would incorporate the Company's products in their systems. The control product developers manufacture various hardware items which would be programmed using the Company's products so that they can be incorporated in control systems. Value-added resellers create both hardware and software products which would include the Company's products and which would then be sold to other users. Systems integrators put together full, or partial, control systems utilizing software and hardware products generally acquired from other parties, which would include the Company's products. End users include companies with control systems, which desire to upgrade or to add new features to existing or future systems, including those of the Company's products. DGS is initially selling its VisualControl software products in the LonWorks segment of the control automation marketplace. DGS has provided over 200 demonstration copies of the VisualControl product to potential customers.

         A major distributor of LonWorks automation products for the system integrator marketplace stated, "VisualControl is one of the most important tools available for working with LonWorks technology because it gives the system integrator a modern, graphical environment to create a custom control sequence. The product is significant in that it addresses the most important problem facing control system integrators - how to lower the engineering costs associated with developing custom control sequences."

         The majority of DGS's initial target users are engineers and designers within corporate multiple-site computing environments. DGS believes that as engineers and designers become familiar with DGS's new software products, they will incorporate ("embed") them into numerous control applications with wide distribution potential in factory automation systems, building and home control products and process control systems. For example, a manufacturer of wastewater treatment control solutions can license VisualControl technology and include it as an enhancement, extension or upgrade to its own existing or new product lines. A building control and automation manufacturer can include VisualControl software as a "soft wiring" tool that enables the user to accommodate changes to a facility's occupancy rate without costly physical rewiring. The binding done within VisualControl software is the equivalent of connecting physical wires.

         DGS has entered into a formal agreement with Weidmuller EuroLon AB for their exclusive marketing of VisualControl in Scandinavian countries. Additionally, the Company is in late-stage negotiations on two other agreements. One of these is an OEM agreement with Weidmuller GmbH, a manufacturer of electronics whose products are distributed globally and the parent of Weidmuller EuroLon AB, pursuant to which VisualControl would be incorporated into future automated control software and hardware produced by Weidmuller GmbH. The second is a distribution agreement with Yamatake Co., Ltd., which currently supplies approximately 77% of the Japanese building control market, to distribute VisualControl in Japan.

         A list of companies that have purchased VisualControl software since mid-1996 includes: ANCO Technologies, Inc., BP Chemicals, Inc., Victory Controls, Co., Leybold Vacuum Products, Inc., Solutions Direct, Yokogawa Advanced Applications, Inc., Control Solutions, Inc., Mat. Co. Ltd., Encorp, Inc., Weidmuller EuroLon AB (for use by Volvo) and EMC Engineers, Inc.

         The Company has installed its building control products at over twenty locations. A representative sample is set forth in the following table:



CLIENT                              LOCATION                      DGS PRODUCT OR SERVICE
--------------------------------------------------------------------------------------------------------

University of Pennsylvania          Philadelphia, Pennsylvania    Facilities Management System

Philadelphia Wastewater Treatment   Philadelphia, Pennsylvania    Process Control

Delco Moraine                       Dayton, Ohio                  Energy Management System

General Motors Building             New York, New York            Fire & Security Systems

Delco Electronics                   Kokomo, Indiana               Security System

Electromotive                       LaGrange, Illinois            Energy Management System

AC Rochester                        Grand Rapids, Michigan        Energy Resource Accounting

Chevrolet Assembly Plant            Moraine, Ohio                 Energy Management System

GM Group Assembly Plant             Oshawa, Ontario               Maintenance Monitoring System

Harrison Radiator                   Moraine, Ohio                 Security System

Oldsmobile Plant                    Lansing, Michigan             Maintenance Dispatch System

RCA                                 Scranton, Pennsylvania        Energy Management System

SmithKline                          Philadelphia, Pennsylvania    Multi-Bldg security & access control
========================================================================================================

         The Company has service contracts with most of the customers listed in the above table. The Company believes that these companies constitute potential end users for its VisualControl and other new software products.


         The University of Pennsylvania and the City of Philadelphia accounted for 36% and 20%, respectively, of total revenues during the nine months ended September 30, 1997, and 48% and 14%, respectively, of total revenues during the nine months ended September 30, 1996. These same two customers accounted for 47% and 12%, respectively, of total revenues during the year ended December 31, 1996, and 39% and 26%, respectively, of total revenues during the year ended December 31, 1995. One additional customer accounted for 10% of total revenues during the year ended December 31, 1995.

MARKETING & SALES

         DGS is pursuing the control design software market primarily through strategic alliances and relationships with software distributors, original equipment manufacturers (OEMs), value added resellers (VARs) and system integrators (SIs). To capitalize on its recent software innovation and existing product interest, DGS intends to hire immediately two additional Sales and Marketing professionals to contact the LonWorks users marketplace. In addition to a direct mail product promotion campaign, the LonWorks Software print and electronic catalogs and aggressive advertising in professional trade publications and engineering journals, DGS is using new communications technology for product promotion such as fax on demand.

ENGINEERING & DEVELOPMENT

         DGS currently employs four full time software engineers and intends to hire another four programmers immediately. An additional six programmers and four systems and control engineers will be added to round out the staff. All of DGS's current software engineering staff are versed in the application languages used to develop its products (i.e., ActiveX controls, C++ with MFC, Windows 95 and Windows NT). Equally important, three of these staff members have extensive backgrounds in controls engineering and automation coupled with system integration experience in both building and industrial environments. All of the engineering and development staff is trained and fluent in the LonWorks hardware and software to which DGS products are directed.

         DGS currently owns hardware resources to conduct its product research and development and to test and evaluate software products for its target market. These resources include microcomputers based on Intel P5/P6 Pentium technology, application software, and CASE tools. DGS also has a complete electronics shop with hardware design and build capability to support test and evaluation of its software products. In addition to commercially available sensors and controllers that DGS uses for testing and evaluating DGS software products prior to release, the electronics facility permits DGS to construct proprietary state-of-the-art test boxes and other hardware to further its advanced software development projects.

         Due to the fluidity and speed of change in software development environments, DGS develops software on two tracks -- enhancement of its current line of software products and the invention and development of new products directed at the future control network technology market. Current projects that will enhance its VisualControl product line include a debugger, a simulator, drivers for a variety of control system interfaces, and upgrades for its graphical support tool and network manager. Upgrade activities include using OLE and ActiveX based 32 bit solutions to integrate "factory floor" input and output data from DGS network management software to users throughout the enterprise who use standard office software such as spreadsheets and databases. Certain other proprietary activities are also underway to penetrate the market.

COMPETITION

         To the best of the Company's knowledge, VisualControl is the only commercialized software product designed for control network technology product development that (i) functions as a network/Windows NT graphical user interface,
(ii) generates user-defined control strategies or modifications and (iii) functions as a control network management tool. Additionally, DGS believes that VisualControl is the only product of its type to work with LNS architecture. DGS is aware of one possible competitor in the graphical programming area and three companies that develop network management tools that might become competitors of the Company.

         DGS was one of a few companies that worked closely with Echelon for over two years as part of the "beta team" developing new 32 bit LNS technology. This relationship facilitated the Company's development of the VisualControl software package so that it was available when LNS was introduced in April 1997. To the Company's knowledge, no other software company took advantage of this opportunity to create packages specifically for LNS prior to its release.

         Companies such as DGS that sell software application tools which incorporate LonWorks technology must pay royalty fees to Echelon on a per node basis. Royalty payments to Echelon can be a significant cost to companies promoting software and hardware for LNS. Recently, Echelon raised its per node royalty fees. Due, in part, to the Company's beta team role noted above, this increase will not apply to DGS for at least the next three years. Potential competitors to DGS, however, will be subject to the new royalty structure which will raise their costs. The Company believes that this will create a barrier to those companies wishing to compete with DGS.

         While there are companies that offer a 16 bit network manager software and C++ programming software, only DGS offers a combined 32 bit graphical programming tool and network manager for LNS. The Company believes that development costs for such technology, coupled with the burden of the new royalty structure, will tend to discourage new entrants to this market. Perhaps in response to such barriers, several potential competitors to DGS have sought an alliance with the Company permitting them to resell VisualControl and thereby gain entry to the new LNS market.

         Notwithstanding the foregoing, the market for software add-on products is intensely competitive, and there can be no assurance that competing products will not be introduced at any time. In general, the competitive factors affecting the market for software and services include: vendor and product reputation, availability of products on preferred computer and communications platforms, scalability, integration with other applications, functionality and features, ease of use, quality of support, documentation and training, product quality, product innovation, price and the effectiveness of marketing and sales efforts. The relative importance of each of these factors depends upon the market segment. Certain of DGS's competitors and potential competitors have significantly greater financial, technical, research and development and marketing resources. As a result, they may be able to devote greater resources to the development, promotion, sale and support of their products than DGS.

PATENTS, TRADEMARKS & COPYRIGHTS

         The Company's success and ability to compete is dependent in part upon its proprietary technology, including its software source codes. The Company presently has no registered trademarks or copyrights and no patents, nor does it have any applications pending. The Company relies on a combination of trade secret and nondisclosure law, which may afford only limited protection. The Company is aware that unauthorized copying occurs within the industry. In addition, effective copyright and trade secret protection may be unavailable or limited in certain foreign countries. Despite the Company's efforts to protect its proprietary rights, unauthorized parties, including customers who receive listings of the source code for the Company's products pursuant to the terms of their license agreements with the Company, or former employees of the Company, may attempt to reverse engineer or copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. As a result, there can be no assurance that unauthorized use of the Company's technology may not occur.

         In the future the Company may receive notices claiming that it is infringing the proprietary rights of third parties and may become the subject of infringement claims or legal proceedings by third parties with respect to current or future products. Any such claim could be time consuming, result in costly litigation, cause product shipment delays or force the Company to enter into royalty or license agreements rather than dispute the merits of such claims and have a material adverse effect on the Company's business, operating results and financial condition.

FACILITIES

         DGS's corporate offices and manufacturing, research and development operations are located at 2492 Technical Drive, Miamisburg, Ohio. This 5,000 square foot facility is leased for a term extending through March 31, 1998. The lease includes a month to month renewal option. DGS believes that its facility is in good condition, well maintained and suitable for its long-term needs.

EMPLOYEES


         DGS had 13 employees as of January 1, 1998. Of these, five are engaged in software development, three in administration and finance and five in sales, production, customer support and service. None of the Company's employees is represented by a union, and no work stoppages have occurred.


LEGAL PROCEEDINGS

         DGS is a party from time to time to litigation or proceedings incident to its business. There is no pending or, to the Company's knowledge, threatened legal proceeding to which DGS is or would be a party.



                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

         The following table sets forth certain information concerning the executive officers and directors of the Company.



Name                                       Age*                               Position
----                                       ----                               --------

Thomas C. Haas                              54             Chairman of the Board, President and Chief
                                                           Executive Officer

Edward T. Hurd                              59             Director

William R. Winkler                          50             Director

William C. Kaesche III                      55             Executive Vice President of Sales and Marketing

Jay G. Pollack, Ph.D.                       49             Executive Vice President of Research and
                                                           Development
===========================================================================================================

*  As of January 1, 1998


Thomas C. Haas has been Chairman of the Board of Directors and Chief Executive Officer of DGS since its inception in 1993 and has been President since 1996. From 1991 until 1993, he was self employed reviewing acquisition opportunities and managing his assets. Mr. Haas served as Treasurer of Philips Industries, Inc., a Fortune 500 diversified manufacturer of products for the construction, transportation and material handling industries ("Philips"), from 1984 until 1989 and of Tomkins Corporation, the holding company for the U.S. operations of Tomkins PLC (Philips, Smith & Wesson and Murray Ohio) from 1989 to 1991. From 1968 until 1984 he had held various financial management and analysis positions with Philips. In addition to his responsibilities for cash management, budgeting and strategic planning, Mr. Haas provided financial analytical support for the acquisitions of over twenty-five companies. During his career, Philips grew from $100 million to over $930 million in annual sales prior to being acquired by Tomkins. He received his B.B.A. from Ohio University.

Edward T. Hurd has over 35 years of experience in global automation markets. He became a director of DGS in July 1997. From 1962 to 1996 Mr. Hurd held many positions with Honeywell Inc. ("Honeywell"). From 1990 to 1996, Mr. Hurd was President of the Industrial Business Division of Honeywell and Executive Vice President of Honeywell from 1995 to 1996. From 1962 to 1990, Mr. Hurd held positions of increasing responsibility within Honeywell including Director of Engineering, Vice President of Operations, General Manager and Group Vice President of the Industrial Automation and Control Division and Worldwide Industrial Group. He is currently an independent consultant. Mr. Hurd serves as the Chairman of the Board of Directors of Moore Products Co. and is a director of Total Control Products, Inc. and Iconics Inc., all of which are in the process control industry. He received his B.S.E.E. from Drexel University and his M.S.E.E. from the University of Pennsylvania.

William R. Winkler became a director of DGS in June 1997. He is a Certified Public Accountant and has been President of Winkler Enterprises, a tax, accounting and specialty retail business, since 1996. From 1977 to 1996 he was employed by Philips Industries, Inc. ("Philips"), serving as Corporate Controller from 1990 to 1996. From 1991 to 1996 he also served as Corporate Controller of Tomkins Corporation, the holding company for the U.S. operations of Tomkins PLC (Philips, Smith & Wesson and Murray Ohio). As Corporate Controller for Philips, Mr. Winkler was part of that company's mergers and acquisitions team and in that capacity participated in the due diligence effort on many acquisitions. From 1970 until 1977, he was employed as a Certified Public Accountant with Deloitte & Touche and was involved primarily in the audits of large publicly-held clients. He received his B.S. from Drexel University.

William C. Kaesche, III joined DGS as Executive Vice President of Sales and Marketing in June 1997. He has had over nineteen years experience with Honeywell Inc.'s ("Honeywell's") Industrial Automation and Control ("IAC") Division, a global provider of industrial process control systems, software and services. During 1996 and early 1997, he served as a consultant to several companies in the technology industry. From 1987 until 1996, Mr. Kaesche was employed by Honeywell's IAC Division, in the following capacities: Manager of Business Development (1994-1996); Director of Marketing and Sales for ICOTRON, a subsidiary of Honeywell specializing in advanced process control software and services (1991-1994); Western Regional Sales Manager (1989-1991); and Chicago Branch Sales Manager (1987-1989). From 1983 to 1987, Mr. Kaesche served as Vice President Marketing and Sales for August Systems Inc., a manufacturer of fault tolerant computer systems. He received his B.S.M.E. from Brigham Young University and his M.B.A. from Keller Graduate School of Management.

Jay G. Pollack, Ph.D. joined DGS as Executive Vice President of Research and Development in July 1997. Prior to joining DGS, Dr. Pollack was President and Chief Scientist of Joshua Technology Corporation, a product development consultancy. From 1987 to 1995, he was a Senior Manager at the University of Dayton Research Institute. Under his direction, the Institute grew to national stature and produced several patents and over two hundred technical papers in support of commercial and governmental sponsors. Dr. Pollack received his Naval wings in 1978 and spent ten years in increasingly responsible positions in Navy research and development commands. He received his M.S. and Ph.D. in Neuroscience from the University of Miami and his B.S. from Colorado State University.

Directors of the Company are elected annually. Officers of the Company are elected annually and serve at the discretion of the Board of Directors.

COMMITTEES OF THE BOARD OF DIRECTORS

         Upon completion of the Offering, the Board of Directors will establish an Audit Committee, initially to be composed of Messrs. Winkler (Chairman), Hurd and Haas. The Audit Committee will be responsible for reviewing the Company's financial statements, audit reports, internal financial controls and the services performed by the Company's certified independent public accountants and for making recommendations with respect to those matters to the Board of Directors. The Board of Directors may establish other committees in the future.

DIRECTOR COMPENSATION


         Directors who are employees of the Company do not receive additional compensation for serving as directors. Each director who is not an employee of the Company will receive an annual fee of $2,500 as compensation for services as a member of the Board of Directors. Non-employee directors also will receive fees of $500 for each Board and Board committee meeting attended in person and $250 for each telephonic meeting in which the director participates. A separate committee meeting fee will not be paid if the committee meeting occurs on the same day as a Board meeting. All directors of the Company are reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees and for other expenses incurred in their capacities as directors of the Company. All directors own securities of the Company. See "Holdings of Management and Principal Shareholders."


EXECUTIVE COMPENSATION

         The following table sets forth information regarding the compensation paid by the Company in respect of fiscal year 1996, for services in all capacities, to Mr. Haas, the Company's Chief Executive Officer. No executive officer earned over $100,000 in salary and bonus for fiscal year 1996.

                           SUMMARY COMPENSATION TABLE


                                                                                              Long Term
                                                     Annual Compensation                    Compensation
                                                     -------------------                    ------------

                                                                       Other Annual          Securities            All Other
    Name and Principal       Fiscal                                    ------------          Underlying          Compensation
         Position             Year        Salary         Bonus         Compensation          Options (#)              ($)
         --------             ----        ------         -----         ------------          -----------             ----
                                           ($)            ($)             (1)($)
                                           ---            ---             -------

Thomas C. Haas,
President, Chief
Executive Officer             1996      $82,136           ---               ---                  ---                 ---

(1)      None, other than perquisites which did not exceed the lesser of $50,000 or 10% of salary and bonus.


         Effective October 12, 1997, the Board of Directors increased Mr. Haas' salary to $125,600 per annum.

STOCK OPTION PLAN


         The Company's 1997 Stock Option Plan (the "Plan") provides for the grant, to the Company's employees, directors and advisors, of options to purchase up to 300,000 shares of the Company's Common Stock. The per share exercise price of options granted under the Plan may not be less than 85% of the fair market value of a share of Common Stock on the date of grant. As of January 1, 1998, options for 175,000 shares of Common Stock, having an exercise price of between $1.75 and $1.93 per share, had been granted under the Plan including options to directors and executive officers as follows: Mr. Haas, 50,000 shares; Mr. Hurd, 25,000 shares; Mr. Kaesche, 25,000 shares; and Dr. Pollack, 25,000 shares. In addition, upon completion of the Offering, the Company will grant options to purchase 25,000 shares of Common Stock, at the initial public offering price, to each of Mr. Hurd and Mr. Kaesche. The Company will grant Mr. Hurd options for 25,000 additional shares, at the then current market price, a year after the completion of the Offering.



                              CERTAIN TRANSACTIONS

         The Board of Directors of the Company has adopted a policy requiring that any future transactions, including loans, between the Company and its officers, directors, principal shareholders and their affiliates be on terms no less favorable to the Company than could be obtained from unrelated third parties and that any such transaction be approved by a majority of the disinterested members of the Company's Board of Directors. If they desire, the disinterested members of the Board reviewing any such transaction will have access, at the Company's expense, to the Company's or independent legal counsel.


         The Company has a line of credit with a bank in the aggregate amount of $75,000, $58,000 of which was borrowed as of January 1, 1998. The line of credit is personally guaranteed by Mr. Haas. On January 14, 1998, the Company's bank agreed to make available to the Company an additional $150,000 until April 14, 1998, which, if advanced, would be personally guaranteed by Mr. Haas. In October 1994, the Company loaned Mr. Haas $18,000, secured by a promissory note, which was originally due in November 1995 and which bore interest at 8% per annum. Repayment of the indebtedness subsequently was extended to October 31, 1997. In October 1997, by vote of the Company's Board of Directors, repayment of the indebtedness was further extended to October 31, 1998 and the interest rate payable was increased to 8.5% per annum, with repayment to be made by payroll deduction. As of January 1, 1998, $12,023 in principal and accrued interest was due the Company under the note.


         Prior to July 1997, the Company had no disinterested or independent directors. Therefore, the loan to Mr. Haas described above was not initially approved or extended by a disinterested vote. Its further extension in October 1997 was approved by the Company's two disinterested directors, who believe that the terms of the loan are reasonable, especially in light of Mr. Haas' personal guarantee of the Company's bank line of credit.


                             HOLDINGS OF MANAGEMENT
                           AND PRINCIPAL SHAREHOLDERS


         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock on January 1, 1998, on an actual basis and as adjusted to reflect the sale of both the minimum and maximum number of Units offered by this Prospectus, by (i) each beneficial owner of more than five percent of the Common Stock immediately prior to the Offering, (ii) Mr. Haas and each director and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, all shares are owned directly and the indicated owner has sole voting and dispositive power over the shares.




                                     Shares Beneficially
                                            Owned                         Shares Beneficially Owned
                                      Prior to Offering                         After Offering
                                     -------------------                  -------------------------

                                                                       Minimum                       Maximum
                                                                       -------                       -------
          Name                        Number (Percent)            Number (Percent)               Number (Percent)
          ----                        ----------------            ----------------               ----------------

Thomas C. Haas(1)(2)                  804,000 (60.4%)              804,000 (33.1%)               804,000 (26.0%)

Edward T. Hurd(2)                      25,000 ( 1.9%)               25,000 ( 1.0%)                25,000 ( 0.8%)

William R. Winkler                     50,000 ( 3.9%)               50,000 ( 2.1%)                50,000 ( 1.6%)

All directors and executive           940,000 (66.8%)              940,000 (37.5%)               940,000 (29.6%)
officers as a group (five
persons)(2)

Vernon F. Brannon(1)                   80,000 ( 6.2%)               80,000 ( 3.4%)                80,000 ( 2.6%)

James E. Cogan(2)                      71,000 ( 5.4%)               71,000 ( 3.0%)                63,000 ( 2.1%)(3)

Daniel B. Lackey(1)                    80,000 ( 6.2%)               80,000 ( 3.4%)                80,000 ( 2.6%)

-------------------------

(1) The address for Messrs. Haas, Brannon and Lackey is 2492 Technical Drive, Miamisburg, Ohio 45342. Mr. Cogan's address is 502 South Koenigheim, Suite 2F, San Angelo, Texas 76903.

(2) Includes shares of Common Stock issuable upon exercise of outstanding stock options and warrants which are currently exercisable or are exercisable within 60 days of January 1, 1998 as follows: Mr. Haas, 50,000 shares; Mr. Hurd, 25,000 shares; all directors and executive officers as a group, 125,000 shares; and Mr. Cogan, 24,000 shares.

(3) Gives effect to the sale of 8,000 shares as a Selling Shareholder if the maximum number of Units are sold. See "Selling Shareholders."


                              SELLING SHAREHOLDERS

         The following table sets forth information with respect to the beneficial ownership, by the persons listed below as Selling Shareholders (the "Selling Shareholders"), of the Company's Common Stock on January 1, 1998 and as adjusted to reflect the sale of the maximum number of Units offered by this Prospectus.


                           Shares Beneficially                    Shares Beneficially
                              Owned Prior        Shares to            Owned After
                              to Offering       Be Offered             Offering
                              -----------       ----------             --------

Selling Shareholder              Number            Number         Number      Percent
-------------------              ------            ------         ------      -------

Harold H. Croghan                50,000           20,000           30,000        1.0%

James E. Cogan(1)                71,000            8,000           63,000        2.1%

Church Street Financial          52,000            8,000           44,000        1.4%
Corp.(2)

TOTAL                           173,000           36,000          137,000        4.5%


(1) Includes 24,000 shares issuable upon exercise, at a price of $0.90 per share, of an outstanding warrant. Mr. Cogan is a shareholder and employee of Church Street Financial Corporation.

(2) Includes 26,000 shares issuable upon exercise, at a price of $0.90 per share, of an outstanding warrant.


         Church Street Financial Corporation ("Church Street") is an investment research firm that provided analytical and advisory services to the Company during 1997, including corporate financing services in connection with the Private Placement and the Offering. In this connection, the Company is indebted to Church Street in the principal amount of $75,000, represented by a note bearing interest at 8.5% per annum and due on the earlier of the completion of this Offering or December 15, 1998. As of January 1, 1998, the full principal amount and $1,869 in accrued interest were outstanding under the note.


                            DESCRIPTION OF SECURITIES

GENERAL

         The Company's authorized capital stock consists of 10,000,000 shares of Common Stock, without par value, and 100,000 shares of undesignated preferred stock, without par value. As of the date of this Prospectus, the Company's outstanding securities consist of 1,281,286 shares of Common Stock. No shares of preferred stock have been issued. The following description of certain matters relating to the capital stock of the Company is a summary and is qualified in its entirety by the provisions of the Company's Articles of Incorporation and By-Laws and by the Pennsylvania Business Corporation Law (the "PBCL").

COMMON STOCK

         Holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Subject to preferences which may be granted to holders of any outstanding preferred stock, holders of Common Stock are entitled to receive dividends when, as, and if declared by the Board of Directors out of legally available funds. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and after the provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption privileges applicable to the Common Stock. All outstanding shares of Common Stock are, and the shares of Common Stock issued in this Offering will be, fully paid and nonassessable. The vote of holders of a majority of all outstanding shares of Common Stock is required to amend the Articles of Incorporation and to approve mergers, reorganizations and similar transactions.

PREFERRED STOCK

         Up to 100,000 shares of preferred stock may be issued from time to time in series having such designations, preferences and rights, qualifications, and limitations as the Board of Directors may determine without any approval of shareholders. Preferred stock could be given rights, including voting and/or conversion rights, which would adversely affect the voting power and equity of holders of Common Stock and could have preferences to Common Stock with respect to dividend and liquidation rights. Issuance of preferred stock could have the effect of acting as an anti-takeover device to prevent a change in control of the Company. The Company currently has no plans to issue any preferred stock.

WARRANTS


         The Warrants offered as a part of the Units are separately transferable from and after the Escrow Release Date. Each Warrant entitles its holder to purchase one share of Common Stock, at a price of $6.50. Warrants are exercisable at any time until their expiration at 3:00 p.m., Cincinnati time, five years following the date of this Prospectus. The exercise price of the Warrants is subject to adjustment under certain circumstances, including but not limited to, the Company selling shares of Common Stock for a price per share less than the prevailing fair market price of shares of Common Stock, issuing any shares of Common Stock as a dividend or subdividing or combining the outstanding shares of Common Stock into a greater or lesser number of shares. Warrants may be exercised by completing and signing the notice of exercise forms attached to the Warrants and mailing or delivering them (together with the Warrants) to The Fifth Third Bank (the "Warrant Agent") in time to reach the Warrant Agent prior to their expiration, accompanied by payment in full of the warrant exercise price. Payment of the warrant exercise price must be made in United States currency in cash or by cashier's check, money order or certified check made payable to the order of the Company. A certificate representing the shares of Common Stock issuable upon exercise of the Warrants will be issued as soon as practicable after receipt of the holder's request, exercise notice and payment. Copies of the Warrant Agreement are available for inspection upon request to the Company. The Company has reserved a sufficient number of shares of Common Stock for issuance upon exercise of the Warrants, and such shares, when issued, will be fully paid and nonassessable.


         Holders will have the right to exercise the Warrants and purchase shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if the shares are qualified for sale under the securities laws of the applicable state or states, or there is an exemption from the applicable qualification requirements. The Company has undertaken and intends to file and keep effective and current a prospectus which will permit the purchase and sale of the Common Stock underlying the Warrants, but there can be no assurance that the Company will be able to do so. Although the Company intends to qualify the shares of Common Stock underlying the Warrants for sale in those states in which the Units are to be offered, no assurance can be given that such qualification will occur. Holders of the Warrants may be deprived of their value if a prospectus covering the shares issuable upon Warrant exercise is not kept effective or if such underlying shares are not, or cannot be, registered in the applicable states.

         Holders of the Warrants may be able to sell the Warrants if a market develops rather than exercise them. Although application has been made to list the Warrants on The Nasdaq SmallCap Market, there can be no assurance that trading market for the Warrants will develop or, if developed, can be sustained.

         A holder of Warrants is not entitled to vote, receive dividends or exercise any rights as a shareholder in respect of the shares of Common Stock underlying the Warrants until the Warrants have been duly exercised and payment of the exercise price has been made.

PROVISIONS AFFECTING BUSINESS COMBINATIONS AND CHANGES IN CONTROL

         Provisions of the Company's Articles of Incorporation, By-Laws and the PBCL may have the effect of delaying, deferring or preventing a change in control of the Company as a result of an extraordinary corporate transaction, such as a merger, reorganization, tender offer, sale or transfer of substantially all of its assets or liquidation. These provisions might discourage a potentially interested purchaser from attempting a unilateral takeover bid for the Company on terms which some shareholders might favor. Set forth below is a discussion of certain of these provisions.

         Special Shareholder Meetings. The PBCL provides that unless specifically permitted in a corporation's articles, shareholders are not entitled to call a special meeting of shareholders. Although the Company's Articles do not so permit, the Company's By-Laws permit shareholders owning 10% or more of the voting power of the Company to call a special meeting of shareholders.

         Advance Notice of Nominees for the Board. The By-Laws restrict the ability of a shareholder to nominate individuals for election as directors. A shareholder nomination must be made by written notice, containing specified information, to the Secretary of the Company at least 60 days in advance of the meeting of the shareholders at which such election is to be held (or if less than 60 days' notice of the date of such annual meeting is given, not later than 10 days after the date of mailing of such notice). This requirement is intended to provide the Company with time to assess the qualifications of any person proposed for election to the Board and to institute litigation or take other steps to prevent the nominee from being elected or serving, if such prevention is thought to be necessary or desirable for any reason. Such provisions also may inhibit shareholders who do not have any intention of controlling the Company or the Board from participating in the nomination process.

         PBCL Anti-Takeover Provisions. The PBCL contains a number of statutory "anti-takeover" provisions, including Subchapters E, F, G, H, I and J of Chapter 25 and Section 2538, which will apply automatically to the Company upon consummation of the Offering. The following descriptions are qualified in their entirety by reference to the respective provisions of the PBCL:

         Subchapter E provides that, if any person or group acquires 20% or more of the voting power of a covered corporation (a "Control-Share Acquisition") the remaining shareholders may object to the acquisition and put their shares to such person or group in exchange for the fair value of their shares, including a proportionate amount of any control premium. Subchapter F generally delays for five years and restricts "business combinations" between an "interested shareholder" and the corporation. The term "business combination" is defined broadly to include various transactions between a corporation and an interested shareholder including mergers, sales or leases of specified amounts of assets, liquidations, reclassifications and issuances of specified amounts of additional shares of stock of the corporation. An "interested shareholder" is defined generally as the beneficial owner of at least 20% of a corporation's voting shares.

         Subchapter G prevents a person or group who has acquired 20% or more of the voting power of a covered corporation from voting its shares without the approval of the "disinterested" shareholders. Failure to obtain such approval exposes the owner to the risk of a forced redemption of that owner's control shares by the issuer as provided by the statute.

         Subchapter H applies in the event that any person or group publicly discloses that the person or group may acquire control of the corporation or a person or group effects (or publicly discloses an offer or intent to effect) a Control-Share Acquisition and, in either case, sells shares within 18 months thereafter. Any profits from sales of equity securities of the corporation by the person or the group during the 18-month period must be remitted to the corporation if the securities that were sold were acquired during the 18-month period or within the preceding 24 months.

         Subchapter I provides for minimum severance payments to certain employees terminated within two years of a Control-Share Acquisition. Subchapter J prohibits the abrogation of certain labor contracts prior to their stated date of expiration through any business combination. Section 2538 of the PBCL generally establishes certain shareholder approval requirements with respect to specified transactions with "interested shareholders."

TRANSFER AGENT AND REGISTRAR

         The transfer agent, warrant agent and registrar for the Company's Common Stock and Warrants is The Fifth Third Bank, Cincinnati, Ohio.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS



         THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS IS NOT INTENDED TO CONSTITUTE ADVICE REGARDING THE FEDERAL INCOME TAX CONSEQUENCES OF PURCHASING UNITS. THIS SUMMARY DOES NOT DISCUSS TAX CONSEQUENCES UNDER THE LAWS OF STATES OR LOCAL GOVERNMENTS OR OF ANY OTHER JURISDICTION OR TAX CONSEQUENCES TO CATEGORIES OF SHAREHOLDERS THAT MAY BE SUBJECT TO SPECIAL RULES, SUCH AS FOREIGN PERSONS, FINANCIAL INSTITUTIONS AND DEALERS IN STOCKS AND SECURITIES. EACH PERSON CONSIDERING THE PURCHASE OF UNITS IS URGED TO OBTAIN, AND SHOULD RELY ONLY UPON, THE ADVICE OF HIS OR HER OWN TAX ADVISOR.



         The Company is a "qualified small business" within the meaning of
Section 1202 of the Internal Revenue Code (the "Code"). As a result, if you purchase Units in the Offering and you are a taxpayer other than a corporation (i.e., an individual, a trust, an estate, a partnership or a limited liability company), Section 1202 of the Code permits you to exclude from gross income 50% of any gain resulting from the sale of the shares of Common Stock contained in the Units, and/or any shares acquired on exercise of the Warrants included in the Units, if you have held the shares for at least five years. The amount of gain excluded cannot exceed $10,000,000 or 10 times your basis in the shares sold, whichever is greater. If you are subject to the alternative minimum tax provisions of the Code, however, 42% of any gain excluded as a result of Section 1202 is an item of tax preference, thereby partially reducing the overall tax benefit of the Section 1202 exclusion. The time during which a Warrant is held prior to its exercise is not included in computing the five-year holding period (or the six-month holding period described below).



         Section 1045 of the Code permits taxpayers who are individuals and purchase Units in the Offering to roll over, on a tax-free basis, any gain on the sale of shares of Common Stock contained in the Units, and/or acquired on Warrant exercise, so long as (i) the shares have been held for at least six months, (ii) within sixty days of the sale, all of the proceeds of the sale are used to purchase, directly from the issuer, stock of another "qualified small business" and (iii) that "qualified small business" remains a "qualified small business" for at least six months after the purchase. Similarly, if the requirements of Code Section 1045 are met, taxpayers who are individuals may roll over gain from the sale of other "qualified small business stock" to the purchase of the Common Stock contained in the Units in the Offering. The time you hold the Company's Common Stock may be aggregated with the time you hold the other "qualified small business" stock for purposes of determining capital gains treatment and rates. Holding periods may not be aggregated, however, for purposes of meeting the five year holding period required by Section 1202 for exclusion of 50% of any gain; you must hold the Company's Common Stock at least five years to take advantage of this provision.


                         SHARES ELIGIBLE FOR FUTURE SALE


         Upon completion of the Offering, the Company will have outstanding 2,381,286 shares of Common Stock if 550,000 Units are sold and 3,045,286 shares of Common Stock if 900,000 Units are sold (assuming no exercise of outstanding stock options and warrants and without giving effect to the exercise of the Warrants included in the Units or the Underwriter's Warrants). The 1,100,000 (minimum) and the 1,800,000 (maximum) shares of Common Stock included in the Units offered by this Prospectus will be freely tradeable by persons other than "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act. Also, a minimum of 550,000 and a maximum of 900,000 shares of Common Stock will be issuable upon exercise of the Warrants included in the Units and up to an additional 270,000 shares of Common Stock will be issuable upon exercise of the Underwriter's Warrants and the Warrants contained therein, all of which are expected to be freely tradeable upon issuance. The remaining 1,281,286 shares if 550,000 Units are sold and 1,245,286 shares if 900,000 Units are sold will be held by the Company's current shareholders and either (i) may not be sold unless they are registered under the Act or sold pursuant to an applicable exemption from registration, including an exemption pursuant to Rule 144 or (ii) are subject to one or more lock-up agreements.



         Rule 144 governs the public sale in ordinary trading transactions of restricted securities and of securities owned by affiliates of a company and imposes volume and manner of sale restrictions, as well as other requirements, on the sale of restricted securities held for less than two years by non-affiliates and on all securities held by affiliates. The Company anticipates that 210,000 shares of Common Stock (if 550,000 Units are sold) will be eligible for sale immediately after the Offering without regard to the restrictions of Rule 144, 50,000 shares of Common Stock will be eligible for sale 90 days after the Offering pursuant to the restrictions of Rule 144 and 206,286 shares will be released from lock-up restrictions on November 14, 1998. The Company's executive officers and directors (who hold a total of 815,000 shares) have agreed not to offer, sell or otherwise dispose of any shares of Common Stock for a period of 12 months from the date of this Prospectus, without the prior written consent of the Underwriter. After the expiration of 12 months and assuming 550,000 Units are sold, these 815,000 shares of Common Stock may be sold pursuant to the restrictions of Rule 144.


         The Company has reserved up to 300,000 shares of its Common Stock for issuance under its 1997 Stock Option Plan. Upon the completion of the Offering there will be options for 225,000 shares of Common Stock outstanding under the Plan. The Company currently intends to register the shares of Common Stock issuable under the Plan. Subject to the expiration of the 12 month lock-up period, and subject to compliance with Rule 144 by affiliates of the Company and to Section 16 of the Securities Exchange Act of 1934 by directors, officers and 10% beneficial owners, any shares issued upon exercise of options granted under the Plan will become freely tradeable at the effective date of the registration statement for the Plan shares.

         The Company has issued warrants to two of its shareholders, the 1996 Warrants, to purchase a total of 50,000 shares at $0.90 per share expiring on November 15, 2003. The Company has no plans to register either the 1996 Warrants or the shares issuable upon their exercise. Therefore, if and when issued, these shares will be Restricted Shares and cannot be sold without compliance with Rule
144. The Company has also issued the Broker's Warrants to the Underwriter to purchase 13,229 shares at $4.95 per share expiring on July 25, 2002. The Company has agreed to register the shares issuable upon exercise of the Broker's Warrants. Therefore, if and when issued and assuming their registration as agreed to by the Company, such shares will be freely tradeable.


         Prior to the Offering, there has been no public market for the Company's Common Stock or Warrants, and no prediction can be made as to the effect, if any, that market sales of such securities or the availability of such securities for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of such securities in the public market could adversely affect prevailing market prices and the Company's ability to raise capital at favorable prices. The Company has submitted an application to list the Common Stock and Warrants on The Nasdaq SmallCap Market under the symbols "DGSY", and "DGSYW," respectively, and Nasdaq has granted approval to the listing conditioned on the Company meeting its quantitative and qualitative listing criteria at the conclusion of the Offering.

                                  UNDERWRITING

         J. V. Delaney & Associates (the "Underwriter") has agreed, subject to the terms and conditions set forth in the underwriting agreement by and among the Company, the Selling Shareholders and the Underwriter (the "Underwriting Agreement"), to use its best efforts to sell a minimum of 550,000 Units and a maximum of 900,000 Units to the public. The Underwriter has made no commitment to purchase any of the Units offered.

         During the Offering, all subscription amounts will be held in escrow with the National Bank of Southern California, as Escrow Agent. The Offering will begin on the date of this Prospectus and, unless extended, end on __________, 1998, which is 90 days after the date of this Prospectus. The Offering may be extended for up to an additional 90 days, or until __________, 1998, by the mutual agreement of the Company and the Underwriter. In either case, the Offering is subject to an additional 10-day extension solely to permit the clearance of previously received funds.


         Units may be subscribed for by completing and signing the Subscription Form furnished with this Prospectus and returning it with full payment to the Underwriter. Checks should be made payable to "National Bank of Southern California, Escrow Agent for Dayton General Systems."


         Subscriptions will be deposited with the Escrow Agent by noon of the next business day following receipt and approval by the Underwriter. All funds held in escrow will be invested by the Escrow Agent; escrowed amounts will not be subject to claims of the Company's creditors or to deduction for expenses of the Offering. During the period of escrow, subscribers will not be entitled to withdraw or cancel their subscriptions and will have no rights as shareholders of the Company.

         The Company and the Underwriter each have the right to reject any subscription, in whole or in part, for any reason including, among other possible reasons, because the Offering has not been qualified for sale in the subscriber's jurisdiction or the Offering is oversubscribed.

         If paid and cleared subscriptions for 550,000 Units are not obtained within the maximum 190-day Offering period, all escrowed funds will be returned promptly to subscribers, without deduction and with interest at the rate of 6 1/2% per annum from the date of deposit with the Escrow Agent.

         If paid and cleared subscriptions for at least 550,000 Units are received prior to the expiration of the Offering period, the Offering will continue until the earliest of (i) the date on which it is fully subscribed,
(ii) the date on which it is terminated by the Company prior to being fully subscribed or (iii) the end of the maximum 190-day Offering period. In any such case, the Offering will be closed promptly following the date on which it terminates. At the time of closing all escrowed funds will be released to the Company, and certificates for the Units will be available for delivery. In addition to their certificates, investors will receive interest at the rate of 6 1/2% per annum from the date of deposit with the Escrow Agent.

         The Underwriter has informed the Company that it will not confirm sales to any accounts over which it exercises discretionary authority.


         There are no restrictions or limitations on the ability of affiliates of the Company to purchase Units in the Offering. The Company and its executive officers and directors have agreed, however, not to, directly or indirectly, offer, issue, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable for shares of Common Stock, for a period of 12 months after the date of this Prospectus without the prior written consent of the Underwriter, except for the issuance of shares upon the exercise of outstanding warrants (including the Warrants included in the Units) and for the grant and exercise of options under the 1997 Stock Option Plan. In addition, certain shareholders of the Company have agreed not to sell certain of the shares owned by them prior to November 14, 1998.



         The Company has agreed to pay to the Underwriter a non-accountable expense allowance equal to 1.5% less $25,250 of the aggregate price of all Units sold, including those Units offered by the Selling Shareholders. As of the date of this Prospectus, $57,250 of this fee had been advanced by the Company. Upon completion of this Offering, the Company has also agreed to sell to the Underwriter, as additional compensation, warrants (the "Underwriter's Warrants") to purchase that amount of Units equal to 10% of the total amount of Units sold to the public. Each Underwriter's Warrant is exercisable to purchase one Unit at a price of $16.50 per Unit beginning on the first anniversary and continuing until the fifth anniversary of the date of this Prospectus. The price of the Underwriter's Warrants is $.0005 per Warrant.



         The Underwriter's Warrants contain provisions which require, under certain circumstances, the Company to register the securities underlying such Warrants for sale to the public. The Underwriter's Warrants may not be exercised, sold, transferred, assigned or hypothecated except as provided in the Warrants for a period of one year following the effective date of the Offering. However, the Underwriter's Warrants may be transferred to any officer or partner of the Underwriter or to any member of the National Association of Securities Dealers, Inc. participating in the Offering and the bona fide officers and partners thereof and if the Underwriter's Warrants are so transferred or received, they will remain subject to such restrictions for the remainder of the initial one year term. The exercise price and number of Units covered by the Warrants are subject to adjustment to protect the holders thereof against dilution in certain events.


         From June 20, 1997 through July 25, 1997 the Underwriter assisted the Company in privately placing $231,500 (132,286 shares) of Common Stock. For these services, the Underwriter received $23,150 in commission and the Broker's Warrants, exercisable through July 25, 2002, to purchase 13,229 shares of Common Stock at a price of $4.95 per share. The Company has agreed to register the shares issuable upon exercise of the Broker's Warrants. In addition, the Company reimbursed the Underwriter's legal expenses in connection with the private placement.

         The Company has granted to the Underwriter the right to designate two members of the Company's Board of Directors for a period of three years from the date of this Prospectus or, in the alternative, to designate two persons to serve as advisors to the Board (subject to approval by the Board). To date, the Underwriter has not designated any members of the Company's Board of Directors or designated any persons to serve as advisors to the Board.




         Prior to this offering, there has been no public market for the Company's securities. Consequently, the offering price of the Units and the exercise price of the Warrants have been arbitrarily determined by negotiation between the Company and the Underwriter. The initial offering price of the Units and the exercise price of the Warrants are not necessarily related to or indicative of the Company's assets, book value, earnings, net worth or any other recognized criteria of value.

         While the Underwriter has significant experience in corporate financing and the private placement of securities, the Underwriter has not previously underwritten any public offering. The Underwriter's lack of public offering experience may affect the Offering and the subsequent development of a trading market, if any, in the securities of the Company.


         As indicated under "Use of Proceeds," approximately 25% of the Company's net proceeds from the Offering are allocated to potential acquisitions, working capital and general corporate purposes. Although it could have elected to make a smaller offering, the Company believes that the current Offering size ultimately will be to the advantage of investors. The Offering size is necessary for the Common Stock and Warrants to qualify for listing on The Nasdaq SmallCap Market, thus improving the liquidity of the investment, and should decrease the risk that the Company will need to access the capital markets in the near future. There can be no assurance, however, that the Company can maintain a Nasdaq listing or that the Company's estimates and assumptions concerning its future needs for working capital will prove correct. See "Risk Factors."


         The Company has agreed in the Underwriting Agreement to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act.


                                  LEGAL MATTERS


         The legality of the securities offered and certain legal matters relating to the Offering hereby will be passed upon for the Company by Taft, Stettinius & Hollister LLP. Dinsmore & Shohl LLP has acted as counsel for the Underwriter in connection with this Offering.


                                     EXPERTS

         The financial statements of the Company for the years December 31, 1995 and 1996 included in this Prospectus have been audited by Grant Thornton LLP, independent certified public accountants, whose report has been included in reliance upon the authority of such accounting firm as experts in accounting and auditing.


                              AVAILABLE INFORMATION

         Prior to the Offering the Company was not a reporting company. The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act with respect to the securities offered by this Prospectus. The Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and such securities, reference is made to the Registration Statement. The Registration Statement can be obtained from and inspected and copied, at prescribed rates, at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and may be available at the Commission's Regional Offices at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and Suite 1300, 7 World Trade Center, New York, New York 10048. The Commission also maintains an Internet web site at http://www.sec.gov that contains documents filed electronically by issuers, including the Registration Statement.

                          INDEX TO FINANCIAL STATEMENTS


                                                                          Page

Report of Independent Certified Public Accountants.........................F-2


Balance Sheets at December 31, 1995 and 1996 and
         at September 30, 1997 (unaudited).................................F-3

Statements of Operations for the years ended
         December 31, 1995 and 1996 and for the nine months
         ended September 30, 1996 and 1997 (unaudited).....................F-4

Statements of Shareholders' Equity for the years ended
         December 31, 1995 and 1996 and for the nine months
         ended September 30, 1997 (unaudited)..............................F-5

Statements of Cash Flows for the years ended
         December 31, 1995 and 1996 and for the nine months
         ended September 30, 1996 and 1997 (unaudited).....................F-6


Notes to Financial Statements..............................................F-7

                                                       Suite 900
                                                       625 Eden Park Drive
                                                       Cincinnati, OH 45202-4181
                                                       513 762-5000

                                                       FAX 513 241-6125






                                [Grant Thornton Logo]
                                GRANT THORNTON LLP  Accountants and
                                                    Management Consultants

                                                    The U.S. Member firm of
                                                    Grant Thornton International



               Report of Independent Certified Public Accountants
               --------------------------------------------------

Board of Directors and Shareholders
Dayton General Systems, Inc.

We have audited the accompanying balance sheets of Dayton General Systems, Inc. as of December 31, 1995 and 1996, and the related statements of operations, shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dayton General Systems, Inc. as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ Grant Thornton LLP                                        GRANT THORNTON LLP



Cincinnati, Ohio
March 14, 1997 (except for Notes B, F, K, and N, as to which the date is October
     31, 1997)

                          DAYTON GENERAL SYSTEMS, INC.

                                 BALANCE SHEETS



                                                                         DECEMBER 31,       SEPTEMBER 30,
        ASSETS                                                       1995           1996             1997
                                                                                               (UNAUDITED)

CURRENT ASSETS
     Cash and cash equivalents                                    $  53,986      $  24,480      $ 120,157
     Accounts receivable                                            108,455         57,383        104,537
     Inventories                                                     93,487        112,659        102,631
     Prepaid expenses                                                   648          1,752          7,472
     Deferred stock issuance costs                                      -           20,788        175,533
                                                                  ---------      ---------      ---------
        Total current assets                                        256,576        217,062        510,330

PROPERTY AND EQUIPMENT - NET                                         25,964         24,701         24,372

OTHER ASSETS
     Note receivable - shareholder                                   18,000         18,000         18,000
     Capitalized software costs                                         -           51,747         70,525
     Noncompete covenant                                             14,600          2,100            -
     Goodwill                                                         1,896          1,646          1,458
     Deposits                                                           598            598            895
                                                                  ---------      ---------      ---------
        Total other assets                                           35,094         74,091         90,878
                                                                  ---------      ---------      ---------

                                                                  $ 317,634      $ 315,854      $ 625,580
                                                                  =========      =========      =========

        LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Note payable                                                 $     -              -        $  75,000
     Accounts payable                                                21,630         13,621         90,244
     Accrued expenses                                                36,332         33,629         19,870
     Unearned revenue                                               106,925        108,327        183,600
     Other current liabilities                                       15,052         14,501         14,501
                                                                  ---------      ---------      ---------
        Total current liabilities                                   179,939        170,078        383,215

COMMITMENTS                                                             -              -              -

SHAREHOLDERS' EQUITY
     Common stock at aggregate cost, no par value;
       10,000,000 shares authorized; 1,000,000 shares issued
       at December 31, 1995, 1,060,000 at December 31, 1996
       and 1,281,286 at September 30, 1997                           36,196         89,196        414,687
     Preferred stock, 100,000 shares authorized,
       no shares issued or outstanding                                  -              -              -
     Additional paid-in capital                                         -           36,168         36,168
     Retained earnings (deficit)                                    101,499         20,412       (208,490)
                                                                  ---------      ---------      ---------
        Total shareholders' equity                                  137,695        145,776        242,365
                                                                  ---------      ---------      ---------

                                                                  $ 317,634      $ 315,854      $ 625,580
                                                                  =========      =========      =========




The accompanying notes are an integral part of these statements.

                          DAYTON GENERAL SYSTEMS, INC.

                            STATEMENTS OF OPERATIONS



                                                                  YEAR ENDED                      NINE MONTHS ENDED
                                                                  DECEMBER 31,                      SEPTEMBER 30,
                                                             1995            1996               1996              997
                                                                                                     (UNAUDITED)

Revenues:
     Systems and related software sales                 $   283,943   $     269,214     $      205,945     $     192,753
     Service revenue                                        515,721         545,415            396,023           418,800
                                                         -----------    ------------      -------------      ------------
                                                            799,664         814,629            601,968           611,553

Cost of revenues                                            274,735         268,631            203,880           221,651
                                                         -----------    ------------      -------------      ------------

        Gross margin                                        524,929         545,998            398,088           389,902

Operating expenses:
     Selling, general and administrative                    431,533         492,796            353,993           589,990
     Research and development                                86,761          41,179             27,377            29,066
                                                         -----------    ------------      -------------      ------------
                                                            518,294         533,975            381,370           619,056

Income (loss) from operations                                 6,635          12,023             16,718          (229,154)

Other income (expense):
     Interest income                                          3,549           2,853                821             1,937
     Miscellaneous income (expense)                           4,136           1,127                816              (421)
     Interest expense                                        (5,328)         (1,702)            (1,152)           (1,264)
                                                         -----------    ------------      -------------      ------------
                                                              2,357           2,278                485               252
                                                         -----------    ------------      -------------      ------------

Income (loss) before income taxes                             8,992          14,301             17,203          (228,902)

     Income taxes                                                 -               -                  -                 -
                                                         -----------    ------------      -------------      ------------

NET INCOME (LOSS)                                       $     8,992   $      14,301     $       17,203     $    (228,902)
                                                         ===========    ============      =============      ============

Weighted average common shares
  outstanding                                                                                                  1,377,033
                                                                                                             ============

Net loss per common share                                                                                  $        (.17)
                                                                                                             ============

Pro forma:

     Historical income before income taxes              $     8,992   $      14,301     $       17,203

     Pro forma income taxes                                   2,000           3,000              3,500
                                                         -----------    ------------      -------------

     Pro forma net income                               $     6,992   $      11,301     $       13,703
                                                         ===========    ============      =============

     Weighted average common shares
       outstanding                                        1,344,569       1,345,895          1,344,569
                                                         ===========    ============      =============

     Pro forma net income per common share              $       .01   $         .01     $          .01
                                                         ===========    ============      =============




The accompanying notes are an integral part of these statements.

                          DAYTON GENERAL SYSTEMS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY


                 For the years ended December 31, 1995 and 1996
            and the nine months ended September 30, 1997 (unaudited)




                                                                 ADDITIONAL       RETAINED            TOTAL
                                                   COMMON          PAID-IN        EARNINGS        SHAREHOLDERS'
                                                    STOCK          CAPITAL        (DEFICIT)           EQUITY

Balance at January 1, 1995                     $     36,196   $            -   $    132,507    $      168,703

Net income                                                -                -          8,992             8,992

S-Corporation cash distributions                          -                -        (40,000)          (40,000)
                                                 -----------    -------------    -----------     -------------

Balance at December 31, 1995                         36,196                -        101,499           137,695

Issuance of common stock                             53,000                -              -            53,000

Net income                                                -                -         14,301            14,301

S-Corporation cash distributions                          -                -        (59,220)          (59,220)

Constructive distribution and contribution
  of undistributed S-Corporation earnings                 -           36,168        (36,168)                -
                                                 -----------    -------------    -----------     -------------

Balance at December 31, 1996                         89,196           36,168         20,412           145,776

Issuance of common stock, net of
  offering costs (unaudited)                        325,491                -              -           325,491

Net loss (unaudited)                                      -                -       (228,902)         (228,902)
                                                 -----------    -------------    -----------     -------------

Balance at September 30, 1997 (unaudited)      $    414,687   $       36,168   $   (208,490)   $      242,365
                                                 ===========    =============    ===========     =============






The accompanying notes are an integral part of these statements.

                          DAYTON GENERAL SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS



                                                                                 YEAR ENDED                     NINE MONTHS ENDED
                                                                                  DECEMBER                         SEPTEMBER 30,
                                                                             1995           1996              1996            1997
                                                                                                                   (UNAUDITED)

Cash flows from operating activities:
     Net income (loss)                                               $       8,992   $      14,301     $      17,203   $   (228,902)
     Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
        Depreciation on property and equipment                              10,843           9,849             6,729          8,810
        Amortization of intangible assets                                   12,750          12,750             9,562         17,910
        Loss on disposition of property and equipment                          205             205                 -              -
        Expenses not requiring cash outlay                                       -               -                 -         50,000
        Changes in assets and liabilities:
            Accounts receivable                                            125,908          51,072           (11,449)       (47,154)
            Inventories                                                     (8,054)        (19,172)          (12,194)        10,028
            Prepaid expenses and deposits                                     (648)         (1,104)             (304)        (6,017)
            Accounts payable                                               (18,771)         (8,009)            6,200         23,671
            Accrued expenses                                                 2,102          (2,703)          (23,974)       (13,759)
            Unearned revenue                                                15,750           1,402            80,380         75,273
            Other current liabilities                                            -            (551)                -              -
                                                                       ------------    ------------      ------------    -----------
              Net cash provided by (used in) operating activities          149,077          58,040            72,153       (110,140)

Cash flows from investing activities:
     Purchases of property and equipment                                    (4,771)         (8,791)           (5,849)        (8,481)
     Capitalization of software development expenditures                         -         (51,747)          (36,313)       (34,400)
                                                                       ------------    ------------      ------------    -----------
              Net cash used in investing activities                         (4,771)        (60,538)          (42,162)       (42,881)

Cash flows from financing activities:
     Payments on long-term debt                                            (65,000)              -                 -              -
     Proceeds from issuance of common stock                                      -          53,000                 -        387,250
     Stock issuance costs                                                        -         (20,788)           (1,712)      (138,552)
     Distributions                                                         (40,000)        (59,220)          (19,220)             -
                                                                       ------------    ------------      ------------    -----------
              Net cash provided by (used in) financing activities         (105,000)        (27,008)          (20,932)       248,698

Net increase (decrease) in cash and cash equivalents                        39,306         (29,506)            9,059         95,677

Cash and cash equivalents at beginning of period                            14,680          53,986            53,986         24,480
                                                                       ------------    ------------      ------------    -----------

Cash and cash equivalents at end of period                           $      53,986   $      24,480     $      63,045   $    120,157
                                                                       ============    ============      ============    ===========

Supplemental disclosure of cash flow information:
     Cash paid during the period for:
        Interest                                                     $       5,328   $       1,702     $       1,152   $      1,264
                                                                       ============    ============      ============    ===========

        Local income taxes                                           $       1,600   $       1,104     $           -   $          -
                                                                       ============    ============      ============    ===========

Supplemental disclosure of non-cash financing activities:
     Stock issuance costs included in note and accounts payable      $           -   $           -     $           -   $     77,952
                                                                       ============    ============      ============    ===========






The accompanying notes are an integral part of these statements.

                          DAYTON GENERAL SYSTEMS, INC.

                          NOTES TO FINANCIAL STATEMENTS


               For the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997(unaudited)



NOTE A - SUMMARY OF ACCOUNTING POLICIES

    1.  Business
        --------

    Dayton General Systems, Inc. (the "Company") was formed on March 5, 1993, and has been primarily in the business of designing, building, installing and servicing computerized building automation systems for use in non-residential buildings, wastewater treatment plants and educational institutions. The Company's systems monitor and control heating, air conditioning, ventilation, lighting, fire detection, security, indoor air quality, water processing and other electrical/mechanical functions. Although the Company plans to continue servicing its in-place building automation systems, it has recently changed its business focus to becoming a software technology solution provider to the building control and automation industry marketplace through recently commercialized software products that simplify, enhance and accelerate the design of intelligent open control networks. The Company's administrative and main production facilities are located near Dayton, Ohio.

    2.  Cash and Cash Equivalents
        -------------------------

    The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

    3.  Concentration of Credit Risk
        ----------------------------

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. The Company's exposure to credit risk for accounts receivable is impacted by the economic climate affecting its industry and its customer base, which is primarily in Ohio and Pennsylvania. The Company manages this risk by performing ongoing credit evaluations of its customers. The Company has not experienced significant credit losses and no reserve for its accounts receivables is considered necessary.

    4.  Use of Estimates in Financial Statements
        ----------------------------------------

    In preparing financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    5.  Inventories
        -----------

    The Company values its inventories at the lower of cost (determined using the first-in, first-out method) or market.

                          DAYTON GENERAL SYSTEMS, INC.

               For the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 (unaudited)



NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    6.  Property and Equipment
        ----------------------

    Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated service lives of the assets, which are principally five years.

    7.  Capitalized Software Costs
        --------------------------


    Software development costs are expensed as research and development until technological feasibility of the software product has been established. After technological feasibility has been established, the Company capitalizes all costs incurred for software development in accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." Software development costs are amortized on a product-by-product basis using the straight-line method over the estimated product life and amortization begins when the software product is available for general release to customers. Amortization expense was $0 for the year ended December 31, 1996, and $15,622 for the nine months ended September 30, 1997.


    8.  Noncompete Covenant and Goodwill
        --------------------------------

    The noncompete covenant and goodwill result from the acquisition of assets which began the Company on March 5, 1993. The noncompete covenant is being amortized on a straight-line basis over the term of the covenant, which is four years. The goodwill is being amortized on a straight-line basis over ten years.


    Amortization expense for these assets was $12,750 for each of the years ended December 31, 1995 and 1996. Amortization expense was $9,562 and $2,288 for the nine months ended September 30, 1996 and 1997, respectively. Accumulated amortization as of December 31, 1995 and 1996 for the noncompete covenant was $35,400 and $47,900, respectively, and $700 and $950, respectively, for goodwill. Accumulated amortization as of September 30, 1997 was $50,000 for the noncompete covenant and $1,138 for goodwill.


    9.  Revenue Recognition and Cost of Revenues
        ----------------------------------------

    The Company recognizes revenue for systems and related software sales upon product shipment.

    The Company recognizes service revenue when the service is completed or, for annual service contracts, the revenue is recognized ratably over the period of the contract. Cash payments received in advance of revenue recognition are recorded as unearned revenue.

    Cost of revenues includes the direct material, labor and overhead costs necessary to generate the revenues. Indirect costs are recorded as general and administrative expenses.

                          DAYTON GENERAL SYSTEMS, INC.

               For the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 (unaudited)


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    10.  Income Taxes
         ------------

    Upon inception, the Company with the consent of its shareholders, elected under the Internal Revenue Code to be taxed as an S-Corporation. Effective December 20, 1996, the Company terminated its S-Corporation election and became a C-Corporation for income tax purposes. Accordingly, prior to December 20, 1996, federal and state income taxes on the income of the Company were paid by the shareholders and, therefore, no provision for such taxes has been made in the accompanying financial statements during 1995 or 1996. Federal and state income taxes for the period from December 20, 1996 to December 31, 1996 were not material. Local income taxes are recorded as administrative expenses.


    Had the Company been subject to tax at the corporate level, the federal and state income tax provision would have been approximately $2,000 and $3,000 for the years ended December 31, 1995 and 1996, respectively, and $3,500 for the nine months ended September 30, 1996.


    The net deferred tax liability arising from the Company's conversion from an S-Corporation to a C-Corporation on December 20, 1996 was not material at December 31, 1996. Deferred income taxes are provided for temporary differences between the tax basis and reported amount of assets and liabilities.

    11.  Fair Value of Financial Instruments
         -----------------------------------

    The carrying value of the Company's financial instruments approximates fair value.

    12.  Earnings Per Share
         ------------------


    Pro forma earnings (loss) per share are based on the weighted average number of common shares outstanding for the periods presented. Weighted average number of common shares is computed giving retroactive recognition for the stock split in November 1996 (Note F) and the reincorporation and merger (Note N), and includes adjustments to all periods presented for the effect of recently issued shares of common stock for consideration below the anticipated initial public offering (IPO) price and for outstanding options and warrants with exercise prices below the anticipated IPO price using the treasury stock method. The share effect for these issuances is as follows:


                                                  YEAR ENDED                   NINE MONTHS ENDED
                                                  DECEMBER 31,                    SEPTEMBER 30,
                                              1995            1996             1996           1997
    Weighted average shares outstanding    1,000,000       1,006,795        1,000,000      1,121,542
    Effect of issuances below
      IPO price                              344,569         339,100          344,569        255,491
                                          ----------      ----------       ----------     ----------

    Weighted average common shares         1,344,569       1,345,895        1,344,569      1,377,033
                                           =========       =========        =========      =========

                          DAYTON GENERAL SYSTEMS, INC.

               For the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 (unaudited)


NOTE A - SUMMARY OF ACCOUNTING POLICIES (continued)

    12.  Earnings Per Share (continued)
         -----------------------------

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share." SFAS No. 128 requires the presentation of basic earnings per share and diluted earnings per share, instead of primary and fully diluted earnings per share. The Company will implement this statement in the fourth quarter 1997. The effect of adopting SFAS No. 128 has not been determined.

    13.  Stock-Based Compensation
         ------------------------


    The provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" are effective for the Company in 1997. This recent standard requires that employee stock-based compensation either continue to be determined under Accounting Principles Board Opinion (APB) No. 25 "Accounting for Stock Issued to Employees" or in accordance with the provisions of SFAS No. 123, whereby compensation expense is recognized based on the fair value of stock-based awards on the grant date. The Company accounts for such awards under the provisions of APB No. 25 and, accordingly, no compensation cost has been recognized for the stock awards. The Company has made the required additional disclosures under SFAS No. 123 for 1997 (Note K).


    14.  Segment Reporting
         -----------------

    The Company operates in a single business segment. In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 requires public enterprises to report certain information about operating segments, products and services, customers and geographic areas in which they operate. SFAS No. 131 supersedes existing pronouncements requiring segment reporting and is effective for the Company beginning fiscal 1998. The Company has not yet determined whether this statement will have any impact on its financial reporting requirements.

    15.  Interim Financial Statements
         ----------------------------


    The financial statements as of September 30, 1997, and for the nine months ended September 30, 1996 and 1997 are unaudited. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of financial position and results of operations have been made. The results of operations for the nine months ended September 30, 1996 and 1997 are not necessarily indicative of annualized results which may be expected for an entire fiscal year.

                          DAYTON GENERAL SYSTEMS, INC.

               For the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 (unaudited)


NOTE B - NOTE RECEIVABLE - SHAREHOLDER

     The Company had an $18,000 note receivable from its majority shareholder due October 31, 1997. During October 1997, the note was extended until October 31, 1998. Interest accrues at 8.5% and is payable monthly. The note is unsecured.


NOTE C - INVENTORIES

    Inventories are summarized as follows:



                                                  DECEMBER 31,     SEPTEMBER 30,
                                               1995          1996           1997

     Parts and components                    $44,458       $54,716       $64,709
     Finished parts                           25,727        31,600        25,714
     Projects in progress                     23,302        26,343        12,208
                                            --------      --------      --------
                                             $93,487      $112,659      $102,631
                                            ========      ========      ========


NOTE D - PROPERTY AND EQUIPMENT

    Property and equipment are summarized as follows:



                                                   DECEMBER 31,    SEPTEMBER 30,
                                               1995          1996           1997

    Computer and office equipment            $48,809       $56,571       $63,365
    Vehicles                                   1,928         1,928         -
                                              ------        ------        ------
                                              50,737        58,499        63,365
    Less accumulated depreciation             24,773        33,798        38,993
                                              ------        ------        ------

         Net property, plant and equipment   $25,964       $24,701       $24,372
                                              ======        ======        ======


NOTE E - LINE OF CREDIT


     The Company maintains a line of credit with a bank of $75,000. The line of credit bears interest at the bank's prime rate plus .75%. There were no borrowings under this line at December 31, 1995 or 1996 or at September 30, 1997. Amounts borrowed on the line of credit are due on demand and are guaranteed by the majority shareholder. The line of credit is secured by cash, accounts receivable, inventories and equipment.

                          DAYTON GENERAL SYSTEMS, INC.

               For the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 (unaudited)


NOTE F - COMMON STOCK


     During November 1996, the board of directors and shareholders authorized an amendment of the Company's articles of incorporation to increase the number of authorized shares of common stock to enable the Company to implement its plan of recapitalization. This plan has four components.

 -   The Company split its stock 10-to-1 effective November 11, 1996.

 - The shareholders authorized the Company to reserve 1,600,000 of the newly authorized shares for future use in a stock option plan (Note K) and for common stock warrants for certain individuals and investors.

 - The Company made a private placement offering of its common stock at $1.75 per share.

 - The Company expects to offer additional shares to the general public in an initial public offering (Note N).

     On November 15, 1996, the Company, under its stock warrant program, issued common stock warrants to two existing shareholders. No consideration was paid for the warrants since the exercise price exceeded the fair value of the underlying stock on the date of grant. The warrants give the two shareholders the right to purchase 50,000 shares of the Company's common stock at a price of $.90 per share at any time prior to November 15, 2003.

     As of December 31, 1996 and September 30, 1997, the Company had deferred $20,788 and $175,533, respectively, in costs related to the private offering and the IPO. During the nine months ended September 30, 1997, the Company raised $387,250 from the private offering through the sale of 221,286 shares of common stock, of which $61,759 in offering costs were offset against these proceeds. The Company paid the underwriter it is using for its proposed initial public offering a commission of $23,150 for selling 132,286 shares of this common stock. The underwriter was also awarded warrants to purchase 13,229 shares of the Company's common stock at $4.95 per share at any time prior to July 25, 2002.

     The deferred stock issuance costs recorded at September 30, 1997 relate entirely to the IPO. If the IPO is successful, these costs will be offset against the IPO proceeds. If the IPO is not successful, these costs will be immediately expensed.


NOTE G - RETAINED EARNINGS

     As discussed in Note A-10, the Company terminated its S-Corporation election effective December 20, 1996. Undistributed taxable earnings as of that date have been included in the financial statements as additional paid-in capital. This assumes a constructive distribution to the owners followed by a contribution to the capital of the Company. Earnings for the period from December 20, 1996 to December 31, 1996 were not material.

                          DAYTON GENERAL SYSTEMS, INC.

               For the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 (unaudited)


NOTE H - INCOME TAXES


     The following is a reconciliation between the statutory federal income tax rate and the amount recognized in the financial statements for the nine months ended September 30, 1997.


                                                                         AMOUNT

                  Computed credit for federal income
                     taxes at the statutory rate                       $(34,335)

                  Valuation allowance                                    34,196
                  Permanent differences                                     139
                                                                         ------
                  Total                                                $     -
                                                                         ======

     At September 30, 1997, the net deferred tax components consisted of the following:


                  Deferred tax liabilities:
                     Tax depreciation over book depreciation           $  2,100
                     Capitalized software costs                          10,579
                                                                         ------
                                                                         12,679
                                                                         ------
                  Deferred tax assets:
                     Inventory                                            1,200
                     Intangible assets                                    5,259
                     Net operating loss carryforward                     40,416
                                                                         ------
                                                                         46,875
                     Valuation allowance                                (34,196)
                                                                         ------
                                                                         12,679

                  Net deferred tax components                            $    -
                                                                          ======

     The federal tax net operating loss carryforward of approximately $269,000 expires in 2012. The valuation allowance is required due to the uncertainty of realizing the net deferred tax asset through future operations.


NOTE I - MAJOR CUSTOMERS


     Two customers accounted for 39% and 26% of total revenues during the year ended December 31, 1995, and 47% and 12% of total revenues during the year ended December 31, 1996. The same two customers accounted for 36% and 20% of total revenues during the nine months ended September 30, 1997, and 48% and 14% of total revenues during the nine months ended September 30, 1996. One additional customer accounted for 10% of total revenues for the year ended December 31, 1995.

                          DAYTON GENERAL SYSTEMS, INC.

               For the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 (unaudited)


NOTE J - COMMITMENTS

     Leases
     ------


     The Company has noncancelable operating lease agreements for certain equipment and its office facilities. Certain of the leases have renewal options for varying lengths of time. The Company incurred $59,708 and $58,347 in rent expense under operating lease agreements for the years ended December 31, 1995 and 1996, respectively. The Company incurred $42,557 and $38,276 in rent expense for the nine months ended September 30, 1996 and 1997, respectively.

     Future minimum lease payments under noncancelable operating leases are approximately $51,600 in 1997, $21,500 in 1998, $10,300 in 1999 and $3,700
     in 2000.


     License Agreement
     -----------------

     In January 1994, the Company entered into an agreement to license certain computer software programs from Echelon Corporation. Under the terms of the agreement, the Company pays one-time license fees for each of the software programs it licenses. In 1994, the Company incurred a license fee of $9,450 which was added to the payments under an operating lease for certain equipment leased from Echelon Corporation and is being expensed over a three-year period. During 1996, the Company licensed two additional software programs totaling $6,745 which are being used in product development and are included in capitalized software costs.


     The license agreement also requires the Company to pay royalties to Echelon Corporation for each copy of an executable file of the software that is distributed by the Company. The royalties range from $18 to $800 per executable file distributed. Royalty expense under the agreement was $0 and $5,720 for the years ended December 31, 1995 and 1996, respectively. Royalty expense for the nine months ended September 30, 1996 and 1997 was $2,400 and $6,950 respectively.


     Consulting Agreement
     --------------------


     In November 1996, the Company entered into an agreement with a consulting firm which provided for six monthly payments of $5,000 beginning December 1996 for corporate development services, including capital formation services and commerce development. In the event that an equity transaction occurs within twenty-four months of the date of the agreement with a party introduced by this firm, the Company is required to pay a fee ranging from 3% to 5% of the total value of the transaction. In the event a commercial sales transaction attributable to the consulting firm's efforts occurs within twenty-four months of the date of the agreement, the Company is required to pay a commission of 10% of the gross revenues resulting from the commercial sales transaction for a two year period from the date of the transaction. No such fees or commissions were incurred under this agreement as of September 30, 1997.

                          DAYTON GENERAL SYSTEMS, INC.

               For the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 (unaudited)


NOTE K - STOCK OPTION PLAN

     Effective June 1, 1997, the Company adopted a stock option plan covering certain employees, directors and advisors. The number of shares issuable under the plan is 300,000. Stock options granted under the plan enable the holder to purchase common stock at an exercise price not less than the market value on the date of grant in the case of an incentive stock option, and not less than 85% of the market value on the date of the grant in the case of a non-qualified option. To the extent not exercised, options will expire not more than ten years after the date of grant. The applicable options vest immediately or ratably over a three year period. A summary of the changes in the options outstanding during 1997 is set forth below:



                                                             NUMBER OF     WEIGHTED AVERAGE
                                                                SHARES       EXERCISE PRICE

     Outstanding at December 31, 1996                            -                     -
        Granted                                                175,000                $1.80
                                                               -------                -----
     Outstanding at September 30, 1997                         175,000                $1.80
                                                               =======                 ====

     Exercisable (vested) options at September 30, 1997        135,000                $1.82
                                                               =======                 ====

     The following summarizes options outstanding and exercisable at September 30, 1997:


                                            OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                                            -------------------                       -------------------
                                                  WEIGHTED         WEIGHTED                           WEIGHTED
                                                   AVERAGE          AVERAGE                            AVERAGE
     RANGE OF EXERCISE            NUMBER         REMAINING         EXERCISE            NUMBER         EXERCISE
     PRICES                  OUTSTANDING              LIFE            PRICE       EXERCISABLE            PRICE

     $1.75 to $1.93              175,000              8.28            $1.80           135,000            $1.82

     The weighted average fair value at date of grant for options granted during 1997 was $0.14. The fair value of options at the date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

                  Expected life (years)                         2
                  Interest rate                                 6%
                  Volatility                                    1%
                  Dividend yield                                0%

     Had compensation cost for the Company's stock option plan been determined based on the fair value at the grant date for awards in 1997 consistent with the provisions of SFAS No. 123, the Company's net loss and loss per share for the nine months ended September 30, 1997 would have been increased by approximately $16,000 and $.01, respectively. The initial application of SFAS No. 123 for pro forma disclosure may not be representative of the future effects of applying this statement.

     Additionally, options for a total of 75,000 shares will be granted to an officer and a director upon or after the completion of the IPO.

                          DAYTON GENERAL SYSTEMS, INC.

               For the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1996 and 1997 (unaudited)


NOTE L - RELATED PARTY TRANSACTIONS


     During 1997, the Company was provided financial advisory services in the amount of $75,000 from a corporate shareholder of the Company. The Company expensed $50,000 of this amount during the nine months ended September 30, 1997 and deferred $25,000 as stock issuance costs to be offset against the private placement and IPO proceeds. The entire amount is represented by an 8.5% term note, payable in five quarterly principal and interest installments of approximately $16,000, with the last payment due December 15, 1998. However, the note must be redeemed in full by the Company upon the successful completion of the proposed initial public offering, and accordingly, the Company has classified the note as short-term at September 30, 1997.


NOTE M - PRO FORMA DATA (UNAUDITED)

     As discussed in Note A-10, the Company was an S-Corporation prior to December 20, 1996. Accordingly, federal and state income taxes prior to this date have not been reflected in the accompanying financial statements. Effective December 20, 1996, the Company terminated its S-Corporation election and became a regular C-Corporation for income tax purposes. Therefore, pro forma amounts have been provided for federal and state income taxes at an effective rate of approximately 20%.





NOTE N - PROPOSED INITIAL PUBLIC OFFERING, REORGANIZATION AND MERGER


     On August 14, 1997, the Company filed a Registration Statement (since amended) on Form SB-2 with the Securities and Exchange Commission for an offering of its common stock. The Company was incorporated in Pennsylvania in July 1997 by DGS, Inc. ("Ohio Dayton General"), an Ohio Corporation. The Company has authorized 10,000,000 common shares with no par value.

     On October 9, 1997, Ohio Dayton General was merged with and into the Company and the Company is the surviving company. Each outstanding share of Ohio Dayton General was converted into 1,000 shares of common stock of the Company.

     The Board of Directors is authorized to issue one or more series of preferred stock. The Board, without shareholder approval, may determine voting, conversion and other rights. Under the certificate of incorporation, the Board of Directors has authorized 100,000 shares of preferred stock.

     The financial statements have been restated to reflect the reincorporation and merger.

MANAGEMENT'S FORECAST OF FUTURE OPERATING RESULTS

Assuming the completion of the Offering at the minimum level, the forecasts set forth in the table below (the "Forecasts") are the Company's unaudited estimates based upon its recently formulated operating plans and currently available marketplace information. In the process of estimating future annual revenue and income in the table set forth below, the Company was unable to consider assumptions and factors such as the impact of changing industry competitive conditions, unanticipated technological announcements, changing general economic conditions and the potential effect of any business combinations or acquisitions. Additionally, the estimated amount and timing of revenue from VisualControl software sales could be materially influenced by numerous other micro-economic and specific factors related to the product. These factors include but are not limited to: (i) the success or lack thereof of the Company's sales, marketing and distribution efforts, (ii) an unanticipated increase in the time between initial sales solicitation of a prospective customer and revenue recognition (the "sales cycle"), and (iii) unanticipated price discounting for large volume unit sales ("large volume pricing"). See "Risk Factors" and "Business Strategy".

The Forecasts should not be regarded as a representation by the Company or any other person (including the Underwriter) that the results set forth in the Forecasts will be achieved. The Forecasts were not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, or any other regulatory or professional agency or body of generally accepted accounting principles. Moreover, Grant Thornton LLP, the Company's independent certified public accountants, has not compiled or examined the Forecasts; accordingly, they do not express an opinion or any other form of assurance with respect to the Forecasts and assume no responsibility for and disclaim any association with the Forecasts. No other independent expert has reviewed the Forecasts. In light of the foregoing, prospective investors in the Offering are cautioned not to place undue reliance on the Forecasts.

The Company does not intend to update or otherwise revise the Forecasts to reflect events or circumstances existing or arising after the date of this Prospectus or to reflect the occurrence of unanticipated events.

Management's forecasted operating results in the two years following the completion of the Offering at the minimum level are as follows:


                                                 Year 1                  Year 2
                                                 ------                  ------

Revenues                                     $2,278,200              $4,900,500

Cost of revenues                               (853,000)               (938,000)
                                             ----------              ----------

Gross profit                                  1,425,200               3,962,500

Operating expenses                           (2,437,000)             (3,003,900)
                                              ---------               ---------

Income (loss) from operations                (1,011,800)                958,600

Interest and other income                       156,540                 165,000
                                             ----------              ----------

Income (loss) before taxes                     (855,260)              1,123,600

Income taxes                                        -                       -
                                             ----------              -----------

Net income (loss)                           $  (855,260)             $1,123,600
                                             ==========               =========

Earnings (loss) per share                         $(.36)                   $.44
                                                  =====                    ===

The Forecasts are primarily based on a combination of the following factors and assumptions. As noted above, the Company was unable to consider assumptions and factors such as the impact of changing industry competitive conditions, unanticipated technological announcements, changing general economic conditions and the potential effect of any business combinations or acquisitions.

Revenues
--------

VisualControl Products

The Company obtained quantitative and qualitative marketplace information from independent industry analysts, major industry participants that manufacture related products, and professional publications to create a model that estimates the size of marketplace for its VisualControl software products in terms of units. The model was built by first defining the existing marketplace segments the Company's products will penetrate and then determining the number of units of the Company's products each segment represents. A growth rate was applied to the identified marketplace segments as follows:

         (i) an estimated growth rate in the current installed LonWorks original equipment manufacturer (OEM) base of 11.96% per year was used. Currently there are approximately 3,500 OEMs that use LonWorks to develop control products. Echelon Corporation estimates this number will increase to approximately 5,500 at the end of the Year 2000.

         (ii) an estimated growth rate in the number of existing distributed control network devices of 77.31% per year was used. Currently there are 2,000,000 LonWorks control network devices or chips installed. Motorola Inc., a major manufacturer and distributor of Neuron C chips, has estimated that 20,000,000 devices or chips will be installed in LonWorks networks by the end of the Year 2000.


The Company then estimated its expected market share within the identified marketplace segments. The estimates of the percentage shares of the identifiable marketplace segments are 1.25% of the OEM segment, .025% of the building control segment, 2.5% of the SI market segment, 2.5% of the industrial automation segment and 2.5% of the process control segment. For the purposes of forecasting VisualControl product sales, the Company's weighted percentage share of identifiable marketplace total revenue was estimated to be approximately 0.7%.


Upon completion of this marketplace model, the Company reviewed its pending and existing agreements and conducted interviews with existing and potential customers regarding future orders. Based on these interviews, a range of expected unit sales were then compared to the marketplace model described above.


Given the results of the above analyses, the Company expects to sell approximately 4,100 units of its existing VisualControl software products over the two-year forecast period. The Company assumes no new products will be sold during the forecast period. Standard unit prices for the various products in the VisualControl product array range from $500 to $4,000. Forecasted revenues reflect management's estimates of sales as distributed across the entire product array and include discounts from these standard unit prices for customer volume purchases (i.e., a customer purchasing multiple licenses) and for life cycle (i.e., greater discounts granted as time elapses).


The resulting period-to-period forecasted revenue increases are primarily due to the method by which the Company forecasted the expected sale of its VisualControl software products. For example, if a prospective customer was interested in purchasing 35 units over a two-year period, the Forecasts assume 7 units will be delivered in Year 1 and 28 units in Year 2.

Building Control Products

Revenues from the Company's established building control products are expected to remain substantially consistent with historical revenues during the two-year forecast period.

Cost of Revenues and Operating Expenses
---------------------------------------

These expense estimates are derived from the Company's budgeted cost of revenues, sales and marketing, R&D and other operating expense categories. Cost of revenues is based on estimated actual costs using historical cost information.

Sales and marketing and R&D expenses included in operating expenses are primarily based upon a percentage of revenues and comprise 62% and 67% of total operating expenses in Year 1 and Year 2, respectively. Administrative payroll and payroll taxes included in operating expenses are estimated using expected number of employees and salary rates, and comprise approximately 11% of total operating expenses each year.

As sales of VisualControl software products, with much higher gross profit margin relative to the existing business, become the major component of total sales, overall margins are effected accordingly (as is evidenced greatly in moving from Year 1 to Year 2). The largest expense increases in Year 2 are in sales and marketing and R&D. This relates to establishing new departments and the associated staffing, promotions, and product development costs.

Income Taxes
------------

No income taxes for Year 1 or Year 2 are forecasted since in Year 1 a loss is forecasted, and in Year 2 there will exist enough net operating loss carryforwards from the forecasted 1997 operating loss and the loss forecasted in Year 1 following the Offering to offset the provision for income taxes.

Earnings (Loss) Per Common and Common Equivalent Share
------------------------------------------------------

Earnings (loss) per common and common equivalent share are computed using the expected weighted average number of outstanding common and dilutive common equivalent shares outstanding. Options and warrants with exercise prices greater than $5.00 per share are assumed to have no dilutive effect. An additional 75,000 and 50,000 options are expected to be granted during Year 1 and Year 2, respectively, while no options are assumed to be exercised during the periods. Fully diluted earnings per share have not been presented because the differences are insignificant. Expected weighted average number of shares outstanding for Year 1 are 2,381,286 and 2,548,726 for Year 2.

Significant Changes in Financial Position
-----------------------------------------

Upon the completion of the Offering at the minimum level, the Company's cash and cash equivalents are expected to be approximately $4.6 million. Cash and cash equivalents are expected to be approximately $3.5 million by the end of Year 1, and $4.3 million by the end of Year 2. Accounts receivable are expected to increase annually by approximately $200,000 following the completion of the Offering, and property and equipment is expected to increase annually by approximately $100,000. All other balance sheet items are not expected to change significantly. No additional capital is expected to be raised during Year 1 and Year 2.

The estimates underlying the Forecasts are based on forecasting models developed by the Company using both public and proprietary information available to the Company. No assurance can be given that the Company's revenue and income (loss) estimates will materialize or that, if revenue and income occur at all, the Forecasts will prove to be correct.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, ON BEHALF OF THE COMPANY OR THE SELLING SHAREHOLDERS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, OR AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT QUALIFIED OR TO ANY PERSON TO WHOM SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                   ----------

                    TABLE OF CONTENTS

                                                   Page
Prospectus Summary....................................4
Risk Factors.........................................10
History of the Company...............................16
Use of Proceeds......................................17
Dividend Policy......................................17
Capitalization.......................................18
Dilution.............................................19
Selected Financial Data..............................21
Management's Discussion and Analysis or
       Plan of Operation.............................23
Business.............................................26
Management...........................................38
Certain Transactions.................................40
Holdings of Management and
       Principal Shareholders........................41
Selling Shareholders.................................42
Description of Securities............................42


Certain Federal Income Tax
       Considerations................................45

Shares Eligible for Future Sale......................46
Underwriting.........................................47
Legal Matters........................................49
Experts..............................................49
Available Information................................50
Index to Financial Statements.......................F-1
Management's Forecast of Future
Operating Results...................................S-1

                                   ----------


         UNTIL __________, 1998 (____ DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS.



                                 -------------


                                  900,000 Units




                          DAYTON GENERAL SYSTEMS, INC.






                                   PROSPECTUS














                                 _________, 1998

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The registrant's Articles of Incorporation authorize the registrant to indemnify the directors of the registrant to the fullest extent permitted by Pennsylvania Business Corporation Law (the PBCL). The registrant's By-Laws limit the liability of directors of the registrant to the registrant or its shareholders to the fullest extent permitted by PBCL. Pursuant to terms of the PBCL presently in effect, the registrant's directors are not liable to the registrant or its shareholders for monetary damages for any action unless: (i) the director has breached or failed to perform the duties of his office under the PBCL, and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

         The registrant's By-Laws also provide that the registrant shall indemnify each of its directors and officers from liability arising from acting as an authorized representative of the registrant, so long as such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the registrant. Such indemnification may be made only upon a determination by the Board of Directors, or a court of competent jurisdiction, that indemnification is proper in the circumstances because the person indemnified has met the applicable standard of conduct to permit indemnification under the law.

         The registrant intends to maintain director and officer liability insurance which provides coverage against certain liabilities.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


         The expenses payable by the registrant (other than underwriting commissions and a non-accountable expense allowance of between $57,250 (minimum) and $107,050 (maximum) to be paid to the Underwriter by the registrant, and $2,700 (maximum) to be paid to the Underwriter by the Selling Shareholders) are estimated to be as follows:



         SEC registration fee.......................................     $5,771
         NASD fee...................................................      2,404
         Nasdaq Stock Market listing fee............................      9,000
         Printing costs.............................................     16,000
         Legal fees.................................................     70,000
         Accounting fees............................................     50,000
         Financial advisory fees....................................     10,000
         Transfer agent fees........................................      2,000
         Blue sky fees and expenses.................................     25,000
         Premium on directors and officers liability insurance......     21,000
         Miscellaneous..............................................     39,000
                                                                         ------
                                                                       $250,175
                                                                       ========

         Of the foregoing expenses, the Selling Shareholders will pay an amount proportionate to the number of shares sold by them. All of the amounts listed are estimates except the SEC and NASD fees.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.


         Since January 1, 1995, the registrant (including its predecessor Ohio corporation) has made the following sales of unregistered securities (all share amounts give effect to the 1000:1 split of the registrant's Common Stock resulting from the registrant's re-incorporation in Pennsylvania):


         On March 15, 1996, for nominal consideration, the registrant issued a warrant to Church Street Financial Corporation to purchase 20,000 shares of Common Stock for $.65 per share. On December 19, 1996 the warrant was exercised and the registrant issued 20,000 shares of Common Stock to Church Street Financial Corporation in exchange for $13,000. Both issuances were exempt pursuant to Section 4(2) of the Securities Act as transactions not involving a public offering, as the recipient acquired the securities for its own account and not with a view to distribution.

         On November 5, 1996 the registrant issued 40,000 shares of Common Stock to Sterling Trust Company (for the benefit of William Winkler) in exchange for $40,000. The issuance was exempt pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering, as the recipient acquired the securities for its own account and not with a view to distribution.

         On November 15, 1996, for nominal consideration, the registrant issued warrants, exercisable until November 15, 2003, to Church Street Financial Corporation and James E. Cogan to purchase 26,000 and 24,000 shares of Common Stock, respectively, for $.90 per share. Both such issuances were exempt pursuant to Section 4(2) of the Securities Act as transactions not involving a public offering, as the recipients acquired the securities for their own accounts and not with a view to distribution.

         Between January 23, 1997 and July 21, 1997, the registrant issued an aggregate of 221,286 shares of Common Stock to twenty-two different persons in exchange for an aggregate of $387,250 (the "Private Placement"). The Underwriter assisted the Company in placing a portion of these shares for which it received a commission of $23,150 and a warrant, exercisable through July 25, 2002, to purchase 13,229 shares of Common Stock for $4.95 per share. Shares issued in connection with the Private Placement were exempt pursuant to Rule 504 of Regulation D of the Securities Act.

ITEM 27.  EXHIBITS.

         The list of exhibits is set forth beginning on page E-1 of this registration statement and is incorporated herein by reference. Exhibit Numbers correspond to those of Regulation S-B, Item 601.

ITEM 28.  UNDERTAKINGS.

         *(a)  The small business issuer will:

               (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                   (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                   (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                   (iii) Include any additional or changed material information on the plan of distribution.

               (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

               (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         *(d) The small business issuer will provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         *(e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         *(f)  The small business issuer will:

                (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

                (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that the offering of the securities at that time as the initial bona fide offering of those securities.

----------

*Paragraph references correspond to those of Regulation S-B, Item 512.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to registration statement to be signed on its behalf by the undersigned, in the City of Dayton, State of Ohio, as of the 20th day of January, 1998.


                                     DAYTON GENERAL SYSTEMS, INC.



                                     By: /s/ Thomas C. Haas
                                         ---------------------------------------
                                        Thomas C. Haas
                                        President and Chief Executive Officer


         In accordance with the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities indicated as of the 20th day of January, 1998.


       Signatures                                         Title
       ----------                                         -----


/s/ Thomas C. Haas                  Chairman of the Board, President and Chief
-----------------------             Officer (Principal Executive, Accounting and
Thomas C. Haas                      Financial Officer)


/s/ Edward T. Hurd                  Director
-----------------------
Edward T. Hurd


/s/ William R. Winkler              Director
-----------------------
William R. Winkler

                                 EXHIBIT INDEX
                                 -------------

   EXHIBIT
      NO.       DESCRIPTION
   -------      -----------


     1.1        Amended and restated form of Underwriting Agreement

     1.2        Revised form of Underwriter's Warrant

     3.1        Articles of Incorporation*

     3.2        By-Laws, as amended*

      4         Form of Warrant issuable as part of Units sold in Offering*

      5         Opinion of Taft, Stettinius & Hollister*

    10.1 OEM License Agreement between Echelon Corporation and the Registrant dated May 26, 1995*

    10.2 Software License Agreement between Echelon Corporation and the Registrant dated December 27, 1993*

    10.3 Sales Agreement between Echelon Corporation and the Registrant dated November 30, 1993*

    10.4 Master Lease Agreement between Echelon Corporation and the Registrant dated November 30, 1993*

    10.5        1997 Stock Option Plan*

    23.1        Consent of Taft, Stettinius & Hollister LLP (contained in
                Exhibit 5)*

    23.2        Consent of Grant Thornton LLP

    24          Power of Attorney*

    27.1        Financial Data Schedule

    27.2        Financial Data Schedule

    99.1 Form of Escrow Agreement between the Registrant and the National Bank of Southern California, as Escrow Agent*

    99.2 Form of Warrant Agreement between the Registrant and The Fifth Third Bank, as Warrant Agent*

    99.3        Form of Subscription Agreement*

 * Previously filed.



                                      E-1